Exhibit 22
                                                                ----------





                          STOCK PURCHASE AGREEMENT

                                dated as of

                              January 15, 2002

                                   among

                          XO Communications, Inc.,

            Forstmann Little & Co. Equity Partnership VII, L.P.,

                Forstmann Little & Co. Subordinated Debt and
              Equity Management Buyout Partnership VIII, L.P.

                                    and

                     Telefonos de Mexico, S.A. de C.V.

                             TABLE OF CONTENTS
                                                                      Page
                                                                      ----

ARTICLE I  ISSUANCE AND SALE OF NEW COMMON SHARES; AMENDMENTS............2

              1.1.   Issuance, Purchase and Sale.........................2
              1.2.   The Closing; Deliveries.............................2
              1.3.   Capitalized Terms...................................3

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY................3
              2.1.   Organization; Subsidiaries..........................3
              2.2.   Due Authorization...................................4
              2.3.   Capitalization......................................5
              2.4.   SEC Reports.........................................6
              2.5.   Financial Statements................................6
              2.6.   Absence of Certain Changes..........................7
              2.7.   Litigation..........................................7
              2.8.   Consents; No Violations.............................7
              2.9.   Communications Regulatory Matters...................8
              2.10.  Compliance with Laws................................9
              2.11.  Commitments.........................................9
              2.12.  Financial Advisory, Legal and Other Fees...........10
              2.13.  Taxes..............................................11
              2.14.  ERISA Compliance...................................12
              2.15.  Intellectual Property; Technology..................14
              2.16.  Environmental Matters..............................14
              2.17.  Insurance..........................................15
              2.18.  Business Combination and Takeover Statutes.........15
              2.19.  Offering of New Common Shares......................16
              2.20.  Network Facilities.................................16
              2.21.  Disclosure.........................................17
              2.22.  Confidentiality....................................17

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE INVESTORS............17
              3.1.   Acquisition for Investment.........................17
              3.2.   Restricted Securities..............................17
              3.3.   Accredited Investor................................18
              3.4.   Organization.......................................18
              3.5.   Due Authorization..................................18
              3.6.   Consents; No Violations............................18
              3.7.   Availability of Funds..............................19
              3.8.   Litigation.........................................19
              3.9.   No Other Representations...........................19

ARTICLE IV  COVENANTS...................................................19
              4.1.   Conduct of Business by the Company Pending
                     the Closing........................................19
              4.2.   Press Releases; Interim Public Filings.............22
              4.3.   HSR Act; Foreign Competition Filings...............23
              4.4.   Consents; Approvals................................23
              4.5.   Listing............................................24
              4.6.   Board Representation; VCOC.........................24
              4.7.   Amended and Restated Certificate of Incorporation..24
              4.8.   Cooperation........................................25
              4.9.   Access to Property; Records........................25
              4.10.  Reserve Shares.....................................25
              4.11.  Use of Proceeds....................................25
              4.12   Restructuring......................................26
              4.13   Notice of Proposal.................................27
              4.14   Access to Certain Information......................27
              4.15   Limitation on Equity Sales.........................27
              4.16   Alternative Investment Structure...................28
              4.17   Supplemental Schedules.............................28
              4.18   Stockholders Agreement.............................28
              4.19   Management Shares..................................28
              4.20   Releases...........................................29
              4.21   Retention Bonus Plan Payments......................29
              4.22   Company's Obligation Regarding Fees and Expenses...29

ARTICLE V  CONDITIONS...................................................29
              5.1.   Conditions to Obligations of Each Investor
                     and the Company....................................29
              5.2.   Conditions to Obligations of Each Investor.........30
              5.3.   Conditions to Obligations of the Company...........34

ARTICLE VI  TERMINATION.................................................35
              6.1.   Termination........................................35
              6.2.   Effect of Termination..............................37
              6.3    Break-Up Payment...................................37

ARTICLE VII  SURVIVAL AND LOSSES........................................38
              7.1.   Survival...........................................38
              7.2.   Losses.............................................38

ARTICLE VIII   MISCELLANEOUS............................................39
              8.1.   Defined Terms; Interpretations.....................39
              8.2.   Fees and Expenses..................................51
              8.3.   Restrictive Legends................................52
              8.4.   Further Assurances.................................52
              8.5.   Successors and Assigns.............................52
              8.6.   Entire Agreement...................................53
              8.7.   Notices............................................53
              8.8.   Amendments.........................................55
              8.9.   Counterparts.......................................55
              8.10.  Headings...........................................55
              8.11.  Governing Law......................................55
              8.12.  Submission to Jurisdiction.........................55
              8.13.  Waiver Of Jury Trial...............................55
              8.14.  Severability.......................................56


Exhibit A   --   New Capitalization
Exhibit B   --   Stockholders Agreement
Exhibit C   --   Registration Rights Agreement
Exhibit D   --   Amended and Restated Certificate of Incorporation
Exhibit E   --   Restated Bylaws
Exhibit F   --   Contractual Management Rights Letter
Exhibit G   --   Investor/Management Common Stock Terms
Exhibit H   --   New Employee Stock Option Plan

                          STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of January 15, 2002, among XO Communications, Inc., a Delaware corporation (the "Company"), Forstmann Little & Co. Equity Partnership VII, L.P., a Delaware limited partnership ("Equity VII"), Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership VIII, L.P., a Delaware limited partnership ("MBO VIII" and together with Equity VII, "Forstmann Little") and Telefonos de Mexico, S.A. de C.V., sociedad anonima de capital variable organized under the laws of the United Mexican States ("Telmex"; Forstmann Little and Telmex are sometimes hereinafter referred to as the "Investors" and each is sometimes referred to individually as an "Investor").

                           W I T N E S S E T H :


     WHEREAS, the Company desires to undertake the Restructuring (as hereinafter defined) that will, among other things, result in the New Capitalization (as hereinafter defined); and

     WHEREAS, in connection with the Restructuring, the Investors desire to make a significant investment in the Company; and

     WHEREAS, to implement such investment, the Investors desire to purchase from the Company, and the Company desires to issue and sell to the Investors, upon the terms and subject to the conditions set forth herein, the New Common Shares (as hereinafter defined) of the Company; and

     WHEREAS, as an inducement to the Investors to enter into this Agreement, the Investors and the Company shall, on or prior to the Closing (as hereinafter defined), enter into a stockholders agreement in the form attached hereto as Exhibit B (the "Stockholders Agreement") setting forth certain rights and obligations of the Investors and the Company; and

     WHEREAS, as a further inducement to the Investors to enter into this Agreement, the Investors and the Company shall, on or prior to the Closing, enter into a registration rights agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), in respect of the New Common Shares and shares of Common Stock (as hereinafter defined) into which New Common Shares may be convertible; and

     WHEREAS, in order to effect the transactions contemplated by this Agreement, the Company shall, on or prior to the Closing of the transactions contemplated hereby, amend and restate its certificate of incorporation and bylaws in the respective forms attached hereto as Exhibit D and Exhibit E, respectively.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                 ARTICLE I

             ISSUANCE AND SALE OF NEW COMMON SHARES; AMENDMENTS


     1.1. Issuance, Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing: (a) the Company shall issue and sell to Forstmann Little and Forstmann Little shall purchase from the Company 79,999,998 shares of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and two shares of the Company's to-be-designated Class D Common Stock, par value $0.01 per share, in each case having the rights and preferences stated in the Amended and Restated Certificate of Incorporation (as hereinafter defined) (the "Class D Common Stock"), which shares of Class A Common Stock and Class D Common Stock shall (subject to footnote no. 5 to Exhibit A) in the aggregate equal 40.00% of the New Outstanding Equity (as hereinafter defined) (collectively, the "New Forstmann Little Shares"); (b) the Company shall issue and sell to Telmex and Telmex shall purchase from the Company 80,000,000 shares of the Company's to-be-designated Class C Common Stock, par value $0.01 per share, having the rights and preferences stated in the Amended and Restated Certificate of Incorporation (the "Class C Common Stock"), which Class C Common Stock shall (subject to footnote no. 5 to Exhibit A) in the aggregate equal 40.00% of the New Outstanding Equity (the "New Telmex Shares" and together with the New Forstmann Little Shares, the "New Common Shares"); and (c) Telmex and Forstmann Little shall each pay to the Company, by wire transfer of immediately available funds, an aggregate purchase price of $400,000,000 in cash in United States dollars (collectively, the amounts to be paid by all of the Investors pursuant to this Section 1.1, the "Purchase Price") in consideration for the New Common Shares purchased by such Investor upon the Closing (collectively, the "Investment").

     1.2. The Closing; Deliveries. (a) The closing of the purchase and sale of the New Common Shares hereunder and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, at a date (the "Closing Date") and time to be mutually agreed upon by the Company and the Investors, which shall be at least three (3) but no more than thirty (30) days after the date following the satisfaction or waiver by each Investor or the Company, as appropriate, of all of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided, however, that in the event the parties are not able mutually to agree on a Closing Date in accordance with the immediately preceding clause, the parties agree that the Closing Date shall be on the thirtieth (30th) day following the satisfaction or waiver of all of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).

     (b) At the Closing, the Company shall deliver certificates to (i) Equity VII and MBO VIII representing the New Forstmann Little Shares being purchased by Equity VII and MBO VIII, respectively, each registered in the name of Equity VII or its nominee or designee or MBO VIII or its nominee or designee in such amounts as Equity VII or MBO VIII shall specify to the Company prior to the Closing and (ii) Telmex representing the New Telmex Shares being purchased by Telmex and registered in the name of Telmex or its nominee or designee in such amounts as Telmex shall specify to the Company prior to the Closing. Delivery of such certificates to each Investor shall be made against receipt by the Company of the portion of the Purchase Price payable by such Investor, which shall be paid by wire transfer of immediately available funds to an account designated at least three Business Days prior to the Closing Date by the Company.

     1.3. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 8.1.


                                 ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY


     The Company hereby represents and warrants to each Investor, as of the date hereof and as of the Closing, as follows:

     2.1. Organization; Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified and licensed as a foreign corporation to do business and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary except where the failure to be so qualified or licensed would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

     (b) Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (the "2000 10-K") and Schedule 2.1(b)(i) together set forth a complete and correct list as of the date hereof of each corporation, limited liability company, partnership, business association or other Person with respect to which the Company has, directly or indirectly, ownership of or rights with respect to securities or other interests having the power to elect a majority of such Person's board of directors or analogous or similar governing body, or otherwise having the power to direct the management, business or policies of that corporation, limited liability company, partnership, business association or other Person which is a "Significant Subsidiary" as defined in Rule 1-02(w) of Regulation S-X (each, a "Significant Subsidiary" and, collectively, the "Significant Subsidiaries"). Except as set forth in Exhibit 21 to the 2000 10-K or on Schedule 2.1(b)(ii), as of the date hereof (i) the Company owns, either directly or indirectly through one or more Subsidiaries, all of the capital stock or other equity interests of the Significant Subsidiaries free and clear of all Encumbrances, other than Permitted Encumbrances, and
(ii) there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Significant Subsidiary, or any Commitments of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Significant Subsidiary or pursuant to which any Significant Subsidiary is or may become bound to issue or grant additional shares of its capital stock or other equity interests or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except for any Subsidiaries which are not Significant Subsidiaries, all of which (other than those wholly owned Subsidiaries that do not engage in any material business activities or hold any material assets) are set forth on Schedule 2.1(b)(iii), and except as set forth in Exhibit 21 to the 2000 10-K or on
Schedule 2.1(b)(iv), as of the date hereof the Company does not own, directly or indirectly, any interest in any corporation, limited liability company, partnership, business association or other Person.

     (c) Except as would not have a Material Adverse Effect, each Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing (in jurisdictions where such concept is recognized) under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified and licensed as a foreign corporation or other business entity to do business and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary and where the failure to be so qualified or licensed would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

     2.2. Due Authorization. The Company has all right, corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, subject to approval of the Bankruptcy Court, if applicable, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which it is a party is, and the issuance, sale and delivery of the New Common Shares by the Company and the compliance by the Company with each of the provisions of this Agreement and each of the other Transaction Documents to which it is a party (including the reservation and issuance of the Conversion Shares after giving effect to the consummation by the Company of the transactions contemplated hereby) will, upon the effectiveness of the Amended and Restated Certificate of Incorporation, be (a) within the corporate power and authority of the Company, and (b) have been duly authorized by all requisite corporate and other action of the Company. At the time of the Closing, the Confirmation Order and the Bankruptcy Plan, if applicable, shall have directed and authorized the Company to have filed the Amended and Restated Certificate of Incorporation, and the Amended and Restated Certificate of Incorporation shall authorize a number of shares of Class A Common Stock, Class C Common Stock and Class D Common Stock at least equal to the number of shares of New Common Shares to be issued to the Investors pursuant to the terms of this Agreement plus the Conversion Shares. This Agreement has been, and each of the other Transaction Documents to which the Company is a party when executed and delivered by the Company will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by the Company will constitute, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and for limitations imposed by general principles of equity. The Conversion Shares will have been validly reserved for issuance at the Closing, and upon such issuance, will be duly authorized and validly issued and outstanding, fully paid and nonassessable. The Company has taken all action necessary to waive, and by its execution hereof does hereby waive, the provisions of Section 4.16 of the 1999 Stock Purchase Agreement and Section
4.16 of the 2000 Stock Purchase Agreement to the extent necessary to permit each Investor to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The terms, designations, powers, preferences and relative participation, optional and other special rights, qualifications, limitations and restrictions of the Class C Common Stock and the Class D Common Stock shall be as set forth in the Amended and Restated Certificate of Incorporation. The New Common Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued and outstanding, fully paid and nonassessable, free and clear of any Encumbrances and not subject to the preemptive or other similar rights of any stockholders of the Company, other than as contemplated by this Agreement and the other Transaction Documents.

     2.3. Capitalization. As of January 11, 2002, the authorized capital stock of the Company consists of (a) 1,000,000,000 shares of Class A Common Stock, par value $0.02 per share, of which 337,774,204 shares are issued and outstanding, with any increase since that date being attributable solely to (i) the exercise of outstanding employee stock options and purchases under employee stock plans set forth on Schedule 2.3 and (ii) the other transactions described on Schedule 2.3; (b) 120,000,000 shares of Class B Common Stock, par value $0.02 per share (the "Class B Common Stock", and together with the Class A Common Stock, the "Common Stock"), of which 104,423,158 shares are issued and outstanding, with any changes in the number of such issued and outstanding shares of Class B Common Stock resulting solely from the conversion of shares of Class B Common Stock into shares of Class A Common Stock, and (c) 25,000,000 shares of Preferred Stock, par value $0.01 per share, of which (i) 10,961,885 shares are issued and outstanding as 14% Series A Senior Exchangeable Redeemable Preferred Shares (the "Series A Preferred Stock"), (ii) 1,768,695 shares are issued and outstanding as the 6 1/2% Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"), (iii) 584,375 shares are issued and outstanding as the Series C Cumulative Convertible Participating Preferred Stock (the "Series C Preferred Stock"), (iv) 265,625 shares are issued and outstanding as the Series D Convertible Participating Preferred Stock (the "Series D Preferred Stock"), (v) 238,070 shares are issued and outstanding as the 13 1/2% Series E Senior Redeemable Exchangeable Preferred Stock due 2010 (the "Series E Preferred Stock"), (vi) 58,125 shares are issued and outstanding as the 7% Series F Convertible Redeemable Preferred Stock (the "Series F Preferred Stock"), (vii) 268,750 shares are issued and outstanding as the Series G Cumulative Convertible Participating Preferred Stock (the "Series G Preferred Stock") and (viii) 131,250 shares are issued and outstanding as the Series H Convertible Participating Preferred Stock (the "Series H Preferred Stock" and, together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, and the Series G Preferred Stock, the "Preferred Stock"), with any changes in the number of such issued and outstanding shares of Preferred Stock resulting solely from the conversion of shares of Preferred Stock into shares of Class A Common Stock. As of the Closing, after giving effect to the Investment and the Restructuring, the authorized capital stock of the Company shall be as set forth in the Amended and Restated Certificate of Incorporation (as revised pursuant to Section 4.19) and the complete capitalization of the Company shall be the New Capitalization, including the New Forstmann Little Shares, the New Telmex Shares and the Management Shares, but excluding shares of Class A Common Stock to be issued upon the exercise of options issued under the New Employee Stock Option Plan. All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable. Except as provided in the 1999 Stock Purchase Agreement or the 2000 Stock Purchase Agreement, no shares of capital stock of the Company are entitled to preemptive or similar rights. Except as set forth on Schedule 2.3, as of the date hereof, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock of the Company, or any Commitments of any character whatsoever relating to issued or unissued capital stock of the Company or pursuant to which the Company or any of the Subsidiaries is or may become bound to issue or grant additional shares of its capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except as set forth on Schedule 2.3 or as contemplated by this Agreement and the other Transaction Documents, as of the date hereof, (a) the Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person or entity and (b) there are no voting trusts, stockholders agreements, proxies or other Commitments or understandings in effect to which the Company is a party or of which it has Knowledge with respect to the voting or transfer of any of the outstanding shares of Common Stock or Preferred Stock.

     2.4. SEC Reports. Except as set forth on Schedule 2.4, since December 31, 1998, the Company, or its predecessor, has timely filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act. The Company has made available to each Investor complete copies of all annual reports, quarterly reports, proxy statements and other reports filed by the Company under the Exchange Act, each as filed with the SEC (collectively, the "SEC Reports"). Except as set forth on Schedule 2.4, each SEC Report was on the date of its filing, in compliance in all material respects with the requirements of its respective report form and the Exchange Act and did not, on the date of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     2.5. Financial Statements. The consolidated financial statements of the Company (including any related schedules and/or notes) included in the SEC Reports, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently followed throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with GAAP the consolidated financial condition, results of operations, cash flows and changes in stockholders' equity of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods then ended (in each case subject, as to interim statements, to the absence of footnotes and as permitted by Form 10-Q and subject to changes resulting from year-end adjustments, none of which are material in amount or effect). Except as set forth on Schedule
2.5 or disclosed in the SEC Reports, neither the Company nor any Subsidiary has any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted), except (a) liabilities and obligations in the respective amounts reflected or reserved against in the unaudited consolidated balance sheet of the Company and the Subsidiaries as of September 30, 2001 or (b) liabilities and obligations incurred in the ordinary course of business since September 30, 2001 which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

     2.6. Absence of Certain Changes. Except as set forth on Schedule 2.6 or as disclosed in the SEC Reports or as contemplated by this Agreement or any of the other Transaction Documents, since September 30, 2001, neither the Company nor any of the Subsidiaries has suffered any change, event or development or series of changes, events or developments which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect or an adverse effect on the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents.

     2.7. Litigation. (a) Except (i) as set forth on Schedule 2.7(a) or
(ii) as disclosed in the SEC Reports, there is no claim, action, suit, investigation or proceeding of any kind or nature whatsoever ("Litigation") pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries or involving any of their respective properties or assets by or before any court, arbitrator or other Governmental Entity which (i) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the other Transaction Documents or (ii) if resolved adversely to the Company or a Subsidiary would reasonably be expected to have a Material Adverse Effect.

     (b) Except as set forth on Schedule 2.7(b) or as disclosed in the SEC Reports, neither the Company nor any of the Subsidiaries is in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity, and neither the Company nor any of the Subsidiaries is a party or subject to any order, judgment or decree of any court, arbitrator or other Governmental Entity which, in either case, would reasonably be expected to have a Material Adverse Effect.

     2.8. Consents; No Violations. Except as set forth on Schedule 2.8(a), neither the execution, delivery or performance by the Company of this Agreement or any of the other Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated hereby or thereby will: (a) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or bylaws or other organizational documents of the Company or any of the Subsidiaries including, without limitation, any of the provisions of the certificates of designation for the Preferred Stock; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, other than Permitted Encumbrances, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law or (ii) any provision of any agreement or other instrument to which the Company or any of the Subsidiaries is a party or pursuant to which any of them or any of their assets or properties is subject, except, with respect to the matters set forth in this clause (ii), for breaches, violations, defaults, Encumbrances, other than Permitted Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents to which it is a party; (c) except for the (i) filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, (ii) any required filings under the HSR Act, the Exchange Act or the Securities Act, (iii) the Regulatory Approvals, (iv) the Required Consents, (v) the Confirmation Order, if applicable, (vi) the Break-Up Payment Order, if applicable, and (vii) any consents of third parties required under any agreement or other instrument to which the Company or any of the Subsidiaries is a party or pursuant to which any of them or any of their material assets or properties is subject, all of which are set forth on
Schedule 2.8(b) (the "Third Party Consents"), require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of the Company or any of the Subsidiaries.

     2.9. Communications Regulatory Matters. (a) Except as set forth on
Schedule 2.9(a), as of the date hereof and as of the Closing, the Company has all licenses, permits, certificates, franchises, consents, waivers, registrations or other regulatory authorizations from each Governmental Entity that regulates telecommunications in each applicable jurisdiction, including without limitation, (i) the State PUCs (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the "State Licenses"); (ii) the appropriate foreign Governmental Entities (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the "Foreign Licenses"); (iii) the appropriate municipal Governmental Entities (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the "Local Authorizations") and (iv) the FCC (together with any renewals, extensions or modifications thereof and any additions thereto made as of the Closing Date, the "FCC Licenses") that are required for the conduct of its business as presently conducted, except where the failure to hold such Communications Licenses (as herein defined) would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. The FCC Licenses, Foreign Licenses, Local Authorizations and the State Licenses are hereafter collectively referred to as the "Communications Licenses". All of the Communications Licenses other than the Local Authorizations are set forth in Schedule 2.9(b).

     (b) Other than Communications Licenses the loss of which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each of the Communications Licenses was duly issued, is valid and in full force and effect, has not been suspended, canceled, revoked or modified in any materially adverse manner and is not subject to conditions or requirements that are not generally imposed on such authorizations.

     (c) Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (i) each holder of a Communications License has operated in compliance with all terms thereof; and (ii) each holder of a Communications License is in compliance with, and the conduct of its business has been and is in compliance with, the Communications Act and any applicable state or local regulations, and each such holder has filed all registrations and reports and paid all required fees, including any renewal applications, required by the Communications Act, any non U.S. laws or regulations or any applicable state or local regulations. Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (x) there is no pending or, to the Knowledge of the Company, threatened action by or before the FCC, any State PUC, any municipal Governmental Entity or any foreign Governmental Entity to revoke, cancel, suspend, modify or refuse to renew any of the Communications Licenses, and (y) except as set forth in Schedule 2.9(c)(ii), there is not now issued, outstanding or, to the Knowledge of the Company, threatened, any notice by the FCC, any State PUC, any municipal Governmental Entity or any foreign Governmental Entity of any violation or complaint, or any application, complaint, or proceeding (other than applications, proceedings, or complaints that generally affect the Company's industry as a whole) relating to the business or operations of the Company or any Subsidiary.

     (d) Except as set forth in Schedule 2.9(d) or as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, no event has occurred which permits the revocation or termination of any of the Communications Licenses or the imposition of any restriction thereon, or that would prevent any of the Communications Licenses from being renewed on a routine basis or in the ordinary course.

     (e) None of the execution, delivery or performance of this Agreement or any of the other Transaction Documents by the Company, nor the consummation of the transactions contemplated hereby or thereby will result in any revocation, cancellation, suspension or material modification of any Communications Licenses or give rise to the right of any Governmental Entity to take any such action or to fail to renew any Communications License.

     2.10. Compliance with Laws. Except as set forth on Schedule 2.10 or as disclosed in the SEC Reports, the Company and the Subsidiaries are in compliance with all Laws, and neither the Company nor any Subsidiary has received any notice of any alleged violation of Law applicable to it that would reasonably be expected to have a Material Adverse Effect. In addition to the Communications Licenses, the Company holds all other licenses, franchise permits, consents, registrations, certificates, and other governmental or regulatory permits, authorizations or approvals required for the operation of the business as presently conducted and for the ownership, lease or operation of the Company's and its Subsidiaries' properties (collectively, "Licenses"), except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as set forth on Schedule 2.10 or as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Company and the Subsidiaries have all Licenses, and all of such Licenses are valid and in full force and effect, and the Company and the Subsidiaries have duly performed and are in compliance with all of their obligations under such Licenses.

     2.11. Commitments. The 2000 10-K (as supplemented by Schedule 2.11(a)) discloses or lists as of the date hereof each binding contract, agreement, understanding, arrangement and commitment of any nature whatsoever, whether written or oral, including all amendments thereof and supplements thereto ("Commitments") of the following types to which the Company or any Subsidiary is a party or by or to which the Company or any Subsidiary or any of their properties may be bound or subject: (a) Commitments containing covenants purporting to limit the freedom of the Company or any Subsidiary to compete in any line of business in any geographic area or to hire any individual or group of individuals that would individually or in the aggregate have a Material Adverse Effect; (b) written Commitments relating to planned or in process capital expenditures or other purchases in excess of $20,000,000; (c) Commitments relating to indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of the Company or any Subsidiary involving indebtedness in amounts in excess of $20,000,000; (d) written Commitments relating to the acquisition or disposition of any operating business or the capital stock of any Person in each case having a purchase price in excess of $10,000,000 that has not been consummated or that has been consummated but contains representations, warranties, covenants, guarantees, indemnities or other obligations that remain in effect; (e) Commitments in respect of any joint venture, partnership or other similar arrangement, but not including any subsidiaries, in each case involving a Commitment of future capital of $10,000,000 on the part of the Company; (f) except for performance bonds and sales, use and income taxes, Commitments with any Governmental Entity involving reasonably contemplated annual payments by the Company or any subsidiaries in excess of $7,500,000; (g) Commitments relating to interconnection agreements with local carriers and Commitments with resellers (1) involving payments in 2001, or reasonably expected to involve payments in 2002, in each case in excess of $5,000,000 or (2) with any regional Bell operating company; and (h) Commitments with customers under which the customer is obligated to purchase communications services to the extent such Commitments involve expected payments to the Company in 2002 in excess of $30,000,000. Except as set forth on Schedule 2.11(b) or as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries are in breach of any Commitment, to the Knowledge of the Company, no other party to a Commitment is in breach thereof or intends to cancel, terminate or refuse to renew such Commitment or to exercise or decline to exercise any option or right thereunder and the Commitments remain valid and binding in accordance with their terms.

     2.12. Financial Advisory, Legal and Other Fees. As of the date hereof, no agent, broker, accounting firm, investment bank, other financial advisor, commercial bank, other financial institution, law firm, public relations firm or any other Person is or will be entitled to any fee, commission, expense or other amount from the Company or any of the Subsidiaries in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents except for (i) the fees of Houlihan, Lokey, Howard & Zukin Capital, Jeffries & Co. and PricewaterhouseCoopers LLP, (1) the bases of which have been disclosed to the Investors, (2) which have been calculated assuming the successful completion of the transactions contemplated hereby, including the New Capitalization, and (3) which do not and will not in the aggregate total more than $30.0 million, and (ii) the fees, commissions, expenses and other amounts accrued through the date hereof and paid or payable to all other such Persons, which do not in the aggregate total more than $5.0 million (taking into account any amount saved if any of the aforementioned advisors is replaced); provided that the amounts referred to in clauses (i) and (ii) above shall (A) include any and all fees, expenses and other amounts (including, without limitation, legal fees and expenses, but excluding amounts paid to settle Litigation or as judgments or other awards in connection with Litigation) not covered by liability or other insurance and payable by the Company or any Subsidiary in connection with any Litigation brought by stockholders of the Company or derivatively on behalf of, or in the name of, the Company related to the Company, its business, its governance, its securities regulatory disclosure practices, the purchase or sale of any of the Company's equity or debt securities, the Investment or the Restructuring Transaction and (B) exclude (1) the Company's obligations to pay Expenses pursuant to Section 8.2 and (2) any and all fees (but not reimbursable expenses, including, without limitation, fees and expenses of counsel) paid or payable to any commercial bank or any other financial institution in connection with any amendments to the Bank Credit Facility or entering into the Amended Bank Credit Facility.

     2.13. Taxes. (a) Except as set forth in Schedule 2.13(a), (i) the Company and each Subsidiary of the Company has (or will have by the Closing
Date) timely filed all material Tax Returns required to be filed by any of them, and all Tax Returns are correct and complete in all material respects; (ii) all material Taxes of the Company and the Subsidiaries have been paid or adequate reserves for such Taxes have been established in the financial statements included in the most recent SEC Report; and (iii) the Company and each Subsidiary of the Company has either withheld and paid over to the relevant taxing authority or set aside in accounts for such purpose amounts sufficient to pay all material Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties.

     (b) Except as set forth in Schedule 2.13(b), (i) there are no material Encumbrances for Taxes upon the assets of the Company or any subsidiary of the Company except Encumbrances for Taxes not yet due; (ii) there are no material outstanding deficiencies for any Taxes threatened, proposed, asserted or assessed in writing against the Company or any Subsidiary of the Company which are not adequately provided for in the financial statements included in the most recent SEC Report; (iii) no Taxes or Tax Returns of the Company or any Subsidiary of the Company are currently under audit or examination or subject to any other administrative or judicial proceedings by any taxing authority; (iv) the statutes of limitation for the assessment of federal income Taxes filed by the Company and each Subsidiary for all periods through and including 1996 have expired; (v) none of the Company or any Subsidiary of the Company has been a member of an "affiliated group" (within the meaning of Section 1504(a) of the Code), or any similar affiliated, combined or consolidated group for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), or has any liability for the Taxes of any person (other than the Company or any subsidiary of the Company) under Treasury Regulation
Section 1.1502-6 or any similar provision of state, local or foreign law or as a transferee, successor, by contract or otherwise; (vi) neither the Company nor any Subsidiary of the Company is a party to any Tax sharing, Tax indemnity or other agreement or arrangement with respect to Taxes with any entity not included in the financial statements included in the SEC Reports; (vii) to the Knowledge of the Company, no claim involving material amounts has been made by any taxing authority in any jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary of the Company is or maybe subject to taxation by that jurisdiction; and (viii) no agreement or other document waiving, extending, or having the effect of waiving or extending the statute of limitations, the period of assessment or collection of any material Taxes on the Company or any Subsidiary of the Company and no power of attorney with respect to any such Taxes, has been filed with any governmental authority which waiver, extension or power of attorney is currently in effect.

     (c) The Company is not a "U.S. real property holding company" as defined in Section 897 of the Code.

     2.14. ERISA Compliance. (a) Absence of Changes in Plans. Schedule 2.14(a)(i) contains a complete and correct list, as of the date hereof, of
(i) all Plans, as amended, that consist of material severance and employment agreements of the Company or the Subsidiaries with their respective current employees and their respective officers, or directors,
(ii) all Plans, as amended, that consist of material severance programs, policies and practices of each of the Company and each of the Subsidiaries,
(iii) any Plans that contain change of control provisions, including in all cases any and all amendments entered on or prior to the date hereof, and
(iv) all other material Plans. Except as set forth in Schedule 2.14(a)(ii) or in the documents set forth in Schedule 2.14(a)(i), since January 1, 2001, until the date hereof, there has not been (x) any adoption of or amendment to, written interpretation of or announcement of a modification of, any Plan by the Company or any of the Subsidiaries, (y) any material change in any actuarial or other assumptions used to calculate funding obligations thereunder (if applicable), or (z) any change in the manner in which contributions, eligibility for benefits or participation are determined thereunder, in the case of each of (x) through (z) that, individually or in the aggregate, would result in a material increase in the Company's or the Subsidiaries' liabilities thereunder.

     (b) With respect to each Plan, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of the Subsidiaries would be subject to any liability under ERISA, the Code or any other applicable law that, individually or in the aggregate, would have, or would reasonably be expected to result in, a Material Adverse Effect.

     (c) Except as would not have a Material Adverse Effect, each Plan has been administered in accordance with its terms, and each of the Plans (and any related trust) has been operated and is in compliance with the applicable provisions of ERISA, the Code and all other applicable laws. Except as set forth on Schedule 2.14(c), each Plan which is an "employee pension benefit plan," as defined in Section 3(2) of ERISA, which is intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified. Except as would not result, individually or in the aggregate, in material liability, each Plan which is primarily subject to the laws of a jurisdiction outside of the United States is in good standing with applicable regulatory authorities.

     (d) Neither the Company, nor any ERISA Affiliate nor any of the Subsidiaries has incurred any material unsatisfied liability under Title IV of ERISA in connection with any Plan and, to the knowledge of the Company, no condition exists that presents a material risk to the Company, any ERISA Affiliate or any Subsidiary of incurring any such liability. No Plan has incurred an "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived.

     (e) As of the date hereof, except as set forth in Schedule 2.14(e), no Plan (i) is subject to Title IV of ERISA; (ii) is a "multiemployer plan" within the meaning of Section 3(37) of ERISA; (iii) is a "multiple employer plan" within the meaning of Section 413(c) of the Code; or (iv) is or at any time was funded through a "welfare benefit fund" within the meaning of
Section 419(e) of the Code and no benefits under a Plan are or at any time have been provided through a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code or a supplemental unemployment benefit plan within the meaning of Section 501(c)(17) of the Code.

     (f) None of the Company or any of the Subsidiaries has any material liability for unpaid contributions with respect to any Plan, each of them has made all required contributions under each Plan for all prior periods (except contributions that are not, individually or in the aggregate, material), and proper accruals relating to each Plan have been made and are appropriately reflected on the books of the Company.

     (g) Except as set forth on Schedule 2.14(g), no Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (x) coverage mandated by statute or (y) benefits the full cost of which is borne by the current or former employee).

     (h) Except as set forth in Schedule 2.14(h), amounts payable under each Plan are, in all material respects, deductible for federal income Tax purposes. Except as set forth in Schedule 2.14(h) or as expressly contemplated by this Agreement and subject to the limitations provided in
Section 5.2(p), the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not, either alone or in combination with another event, (i) entitle any current or former employee, agent, independent contractor or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, agent, independent contractor or officer, (iii) constitute a "change in control" causing a material increase or acceleration of benefits under any Plan, (iv) result in any payment or benefit that will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code or (v) result in any material loss of deduction for federal income Tax purposes.

     (i) There is no pending or, to the Knowledge of the Company, threatened (i) assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Plan (other than routine claims for benefits) or (ii) litigation relating to the employment or termination of employment of any current or former employee of the Company or any of its Subsidiaries, in each case except as would not be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect.

     (j) The Company and the Subsidiaries are and have been in compliance in all material respects with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees. Except as set forth on
Schedule 2.14(j), neither the Company nor any of the Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union contract. No work stoppage or labor strike by employees is pending or threatened; neither the Company nor any of the Subsidiaries is involved in or threatened with any labor dispute, grievance or litigation relating to labor matters, in each case that is material to the Company; and no organizational effort or other activity the purpose of which is to achieve representation of employees has been threatened or is ongoing.

     2.15. Intellectual Property; Technology. Except as would not have a Material Adverse Effect or except as set forth in Schedule 2.15, (a) to the Knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes upon the Intellectual Property rights of any third party; (b) with respect to each item of Intellectual Property owned by the Company or a Subsidiary of the Company and used in connection with its business as currently conducted ("Company Owned Intellectual Property"), the Company or such Subsidiary of the Company owns such Company Owned Intellectual Property free and clear of all Encumbrances, other than Permitted Encumbrances; (c) with respect to each item of Intellectual Property licensed to the Company or a Subsidiary of the Company ("Company Licensed Intellectual Property"), the Company or such Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business pursuant to the terms of the license agreement governing the use of such Company Licensed Intellectual Property; (d) the Company Owned Intellectual Property has not been adjudged invalid or unenforceable in whole or in part; (e) to the Knowledge of the Company, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property; (f) each license governing the use of the Company Licensed Intellectual Property is valid and enforceable, is binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability affecting or relating to the rights of creditors or by general principles of equity) on the Company or its Subsidiary and, to the Knowledge of the Company, all other parties to such license, and is in full force and effect; (g) neither the Company nor any subsidiary is, and, to the knowledge of the Company, no other party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; and (h) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall adversely affect any of the Company's rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

     2.16. Environmental Matters. Except as described in Schedule 2.16, or as would not reasonably be expected to have a Material Adverse Effect, (a) the Company and the Subsidiaries have at all times complied with all applicable Environmental Laws, including compliance with all Environmental Permits and authorizations required pursuant to all applicable Environmental Laws; (b) the Company and the Subsidiaries are not the subject of any litigation related to any Environmental Law with respect to any of the current or past operations of the Company or any of the Subsidiaries, or any of the currently or formerly owned, leased or used property or assets of the Company or any of the Subsidiaries; (c) the Company has no liability relating to, and neither the Company nor any of the Subsidiaries, nor, to the Knowledge of the Company, any other Person, has caused or taken any action that will result in any liability or obligation on the part of the Company or any of the Subsidiaries relating to (x) the environmental conditions on, under, or about the real property or other properties or assets currently or formerly owned, leased, operated or used by the Company or any of the Subsidiaries or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal, or release of any Hazardous Materials; and (d) neither the Company nor any of the Subsidiaries is subject to any outstanding order from, or contractual or other obligation with, or to its Knowledge, investigation by, any Governmental Entity or other person in respect of which the Company or any of the Subsidiaries may be required to incur costs arising from the release or threatened release of a Hazardous Material.

     2.17. Insurance. Schedule 2.17 contains a complete and correct list and description (including the name of the insurer(s), name of the insured(s), amount of coverage, type of coverage, deductible amounts and significant exclusions) of all material insurance policies maintained (including directors' and officers' liability insurance) by or on behalf of the Company and the Subsidiaries, including policies that have expired (the "Expired Policies") but have been renewed by the Company but in respect of which the Company has not yet received a new policy (the "Replacement Policies"); provided, that any Replacement Policy shall not contain any significant exclusions that are materially more adverse to the Company than those contained in the Expired Policy. The Company has made available to each Investor complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are valid and in full force and effect, and all premiums due thereon have been paid. The Company and the Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies, in all material respects, (a) is on such terms (including, without limitation, as to deductibles and self-insured retentions), (b) covers such categories of risk (including, without limitation, errors and omissions, property and casualty, directors' and officers' liability, and workers' compensation liabilities liability, securities liability, fiduciary liability, employment practices), (c) the Company has no liability relating to, and contains such deductibles and retentions, and
(d) is in such amounts as, with respect to each of the criteria set forth in the foregoing clauses (a) through (d), is adequate and suitable for the business and operations of the Company and the Subsidiaries.

     2.18. Business Combination and Takeover Statutes. (a) The Board of Directors has taken all actions necessary or advisable so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section) will not apply to the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, including, but not limited to, conversion of any shares of Class C Common Stock or Class D Common Stock into Conversion Shares.

     (b) The execution, delivery and performance of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby, including, but not limited to, conversion of any shares of Class C Common Stock or Class D Common Stock into the Conversion Shares, will not cause to be applicable to the Company Section 203 or any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws.

     2.19. Offering of New Common Shares. Neither the Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of the Company under circumstances which would require, under the Securities Act, the integration of such offering with the offering and sale of the New Common Shares) which might reasonably be expected to subject the offering, issuance or sale of the New Common Shares to the registration requirements of Section 5 of the Securities Act.

     2.20. Network Facilities. (a) Schedule 2.20(a) consists of maps of (i) fiber routes that make up the Company's domestic inter city and metro fiber optic networks, and (ii) the Company's domestic fixed wireless licenses to use broadband fixed wireless spectrum (collectively, the "Network Maps"). As of the date hereof, the information set forth in the Network Maps is true, correct and complete in all material respects, subject to (i) inherent dimensional limitations of the presentation of such information on maps, and (ii) with respect to the fixed wireless licenses, subject to the information set forth on Schedule 2.9(a).

     (b) Except to the extent that the Company or the Subsidiaries can access the Customer Base directly through the Company's network facilities, including the location of the fiber optic cables, fibers or conduits used or available for use by the Company in connection with its operations and the provision of telecommunications services including, without limitation, the Company's longhaul network, each longhaul segment thereof, fiber optic cables, fibers, or conduits subject to the Company's rights pursuant to agreements with third parties providing for an indefeasible right of use for its metropolitan networks (the "Network Facilities") or as would not have a Material Adverse Effect, the Company or the Subsidiaries have all rights necessary to offer telecommunication services to the Customer Base on a resale or other basis from each incumbent local exchange carrier.

     (c) Except as set forth on the Network Maps, or as would not reasonably be expected to have a Material Adverse Effect, the Company or its Subsidiaries have good and marketable title to, a valid leasehold interest in, or a valid right to use all of the Network Facilities. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Network Facilities owned by the Company or the Subsidiaries: (i) is located on property to which the Company has good and marketable title or is operating pursuant to valid rights-of-way or other similar rights; (ii) is free and clear of any Encumbrances, other than Permitted Encumbrances or Encumbrances which are inherent in an indefeasible right to use; and (iii) is not subject to any pending Litigation or administrative actions relating to any such property or right of way.

     (d) Except as would not have a Material Adverse Effect, each agreement with third parties providing for an indefeasible right to use (each, an "IRU Agreement") or other agreement permitting the Company or its Subsidiaries to use the Network Facilities is legal, valid and binding on the parties thereto and permits each of the Company and the Subsidiaries to use the applicable Network Facilities set forth on the Network Maps, and is enforceable in accordance with its terms. Except as would not have a Material Adverse Effect, the Company or one of the Subsidiaries has an IRU Agreement or other agreement permitting it to use each of the Network Facilities that it does not own.

     2.21. Disclosure. Neither this Agreement nor any other Transaction Document, nor any schedule or exhibit hereto or thereto, nor any certificate furnished to the Investors by or on behalf of the Company in connection with the transactions contemplated hereby and thereby, when read in conjunction with the 2000 10-K and the SEC Reports filed at any time after the 2000 10-K was filed with the SEC, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. For purposes of the preceding sentence, any preliminary document or written information shall be disregarded if a final or updated version of such document or written information was delivered to each Investor by the Company prior to the date hereof. As of the date hereof there is no fact or information relating to the Company and/or any of its Subsidiaries that, to the Company's Knowledge, would reasonably be expected to be material to the Company and its Subsidiaries and that has not been described in the SEC Reports or otherwise disclosed to each Investor in writing.

     2.22. Confidentiality. The Company acknowledges and agrees that all Confidential Information disclosed to Telmex by Forstmann Little or any of its Affiliates prior to the execution of the Telmex Confidentiality Agreement in connection with the transactions contemplated by this Agreement and the other Transaction Documents was disclosed only pursuant to the Forstmann Little Confidentiality Agreement and not pursuant to any other confidentiality agreement between the Company and any affiliates of Forstmann Little.


                                ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE INVESTORS


     Each Investor, as to those representations and warranties that are applicable to each such Investor, hereby represents and warrants to the Company, severally and not jointly, as of the date hereof and as of the Closing, as follows:

     3.1. Acquisition for Investment. (a) Forstmann Little is acquiring the New Forstmann Little Shares and any Conversion Shares for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

     (b) Telmex is acquiring the New Telmex Shares and any Conversion Shares for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

     3.2. Restricted Securities. (a) Forstmann Little understands that (i) the New Forstmann Little Shares and any Conversion Shares have not been registered under the Securities Act or any state securities laws by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the New Forstmann Little Shares and any Conversion Shares may not be sold or otherwise disposed of unless such sale or disposition is registered under the Securities Act and applicable state securities laws or such sale or other disposition is exempt from registration thereunder.

     (b) Telmex understands that (i) the New Telmex Shares and any Conversion Shares have not been registered under the Securities Act or any state securities laws by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the New Telmex Shares and any Conversion Shares may not be sold or otherwise disposed of unless such sale or disposition is registered under the Securities Act and applicable state securities laws or such sale or other disposition is exempt from registration thereunder.

     3.3. Accredited Investor. Equity VII, MBO VIII and Telmex is each an "accredited investor" (as defined in Rule 501(a) under the Securities Act). Equity VII, MBO VIII and Telmex each has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the New Common Shares and is capable of bearing the economic risks of such investment.

     3.4. Organization. (a) Each of Equity VII and MBO VIII is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as it is now being conducted.

     (b) Telmex is a sociedad anonima de capital variable duly organized, validly existing and in good standing under the laws of the United Mexican States and has the requisite power and authority to carry on its business as it is now being conducted.

     3.5. Due Authorization. Each Investor has all rights, power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Investor of this Agreement and the other Transaction Documents to which it is a party, the compliance by each Investor with each of the provisions of this Agreement and the other Transaction Documents to which it is a party, and the consummation by such Investor of the transactions contemplated hereby and thereby (a) are within the power and authority of each Investor and (b) have been duly authorized by all necessary action on the part of each Investor. This Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute upon execution and delivery by each Investor, a valid and binding agreement of each Investor enforceable against each Investor in accordance with its respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and for limitations imposed by general principles of equity.

     3.6. Consents; No Violations. Neither the execution, delivery or performance by each Investor of this Agreement and the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the organizational documents of such Investor; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance (other than Encumbrances which would not, individually or in the aggregate, materially impair the ability of such Investor to consummate the transactions contemplated by this Agreement and the other Transaction Documents) or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law, or (ii) any Commitment of each Investor, or to which each Investor or any of its assets or properties is subject, except, with respect to the matters set forth in clause (ii), for breaches, violations, defaults, Encumbrances (other than Encumbrances which would not, individually or in the aggregate, materially impair the ability of such Investor to consummate the transactions contemplated by this Agreement and the other Transaction Documents) or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, would not have a material adverse effect on the ability of each Investor to consummate the transactions contemplated hereby; or (c) except as set forth on Schedule
3.6 and except for any required filing under the HSR Act, the Foreign Competition Approvals, the Regulatory Approvals, the completion of the Restructuring Transaction, including, if applicable, the Confirmation Order and the Third Party Consents, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of any Investor.

     3.7. Availability of Funds. Equity VII, MBO VIII, and Telmex each has available or committed sufficient funds to pay its respective portion of the Purchase Price.

     3.8. Litigation. Except as set forth on Schedule 3.8, as of the date hereof, to the knowledge of each Investor there is no pending or threatened Litigation against such Investor or any of its Affiliates or involving any of its properties or assets by or before any court, arbitrator or other Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     3.9. No Other Representations. Each Investor acknowledges and agrees that it is an informed and sophisticated purchaser, and has undertaken such investigation and has been provided with and has evaluated such documents and information as it deems necessary to enable such Investor to make an informed decision with respect to the execution, delivery and performance of this Agreement. Each Investor will undertake, prior to the Closing, such further investigation and request such additional documents and information as it deems necessary. Each Investor agrees to accept the New Common Shares based upon its own inspection, examination and determination with respect thereto as to all matters.


                                 ARTICLE IV

                                 COVENANTS

     4.1. Conduct of Business by the Company Pending the Closing. (a) Except as set forth on Schedule 4.1 or as contemplated by this Agreement (including but not limited to Section 4.12) and the Restructuring Transaction or any of the other Transaction Documents, to which the Investors are parties during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, unless each Investor otherwise agrees in writing, the Company shall, and shall cause each of the Subsidiaries to, (i) conduct its business only in the ordinary course and consistent with past practice or as may be ordered or otherwise required by the Bankruptcy Court; (ii) use reasonable best efforts to preserve and maintain its assets and properties and its relationships with its customers, suppliers, advertisers, distributors, agents, officers and employees and other Persons with which it has significant business relationships; (iii) use reasonable best efforts to maintain all of the material assets it owns or uses in the ordinary course of business consistent with past practice; (iv) use reasonable best efforts to preserve the goodwill and ongoing operations of its business; (v) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice; and (vi) comply in all material respects with applicable Laws.

     (b) Except as expressly contemplated by this Agreement (including but not limited to Section 4.12) and the Restructuring Transaction or as set forth on Schedule 4.1, between the date of this Agreement and the Closing, the Company shall not, and shall cause each of the Subsidiaries not to, without the prior written consent of each Investor:

          (i) (x) incur any additional Indebtedness, except as contemplated by the Forebearance Agreement, (y) make any loans, advances or capital contributions to, or investments in, any Person, except as contemplated by the Forebearance Agreement or (z) make capital expenditures (1) in any fiscal quarter that exceed the budget for capital expenditures set forth in the Operational Plan for such fiscal quarter by more than ten percent and (2) in the aggregate, for all fiscal quarters that exceed the budget for capital expenditures set forth in the Operational Plan for such overall period by more than five percent;

          (ii) change any method of accounting or accounting practice used by the Company or any Subsidiary, other than such changes required by GAAP;

          (iii) repurchase, redeem or otherwise acquire or exchange any share of Common Stock, Preferred Stock or other equity interests other than as required by the terms of the Preferred Stock or the Class B Common Stock;

          (iv) issue or sell any additional shares of the capital stock of, or other equity interests in, the Company or any Subsidiary, or securities convertible into or exchangeable for such shares or other equity interests, or issue or grant any subscription rights, options, warrants or other rights of any character relating to shares of such capital stock, such other equity interests or such securities, except for (x) issuances of Class A Common Stock pursuant to the exercise of options to purchase or conversion rights exercisable for Class A Common Stock, in each case outstanding on the date hereof, (y) options to purchase 28,246,805 shares of Class A Common Stock pursuant to the exchange offer filed by the Company with the SEC on Schedule TO on May 29, 2001, as amended and (z) options to purchase up to 610,000 shares of Class A Common Stock to be issued as promotion awards pursuant to the XO Communications, Inc. Stock Option Plan;

     (v) declare, set aside, make or pay any dividend, or make any distribution, in respect of any shares of capital stock of the Company, including dividends required to be paid by the Company pursuant to the terms of the Preferred Stock;

     (vi) redeem, retire, defease, offer to purchase or change any material term of any Public Debt or any indebtedness for borrowed money except as required by the Forebearance Agreement in connection with asset sales otherwise permitted by this Agreement;

     (vii) amend (x) the Company's Certificate of Incorporation, bylaws or other organizational documents or (y) any Subsidiary's charter, bylaws or other organizational documents except for the adoption and filing of the Amended and Restated Certificate of Incorporation;

     (viii) take any action that is reasonably likely to result in (x) any of the representations and warranties set forth in Article II becoming false or inaccurate in any material respect as of the Closing Date or (y) the failure of any of the conditions set forth in Article V to be satisfied;

     (ix) make any interest payments or other distributions on or in respect of the Public Debt;

     (x) permit any insurance policy listed on Schedule 2.17 to lapse or cease to remain effective or be renewed when subject to expiration without
(A) replacing such policy (the "Old Policy") immediately upon notice of pending, threatened or actual cancellation, termination, expiration with another policy (the "New Policy") (1) that provides the Company and its Subsidiaries with coverage that is no less favorable than that provided by the Old Policy, taking into account the insurer(s), the insured(s), the type, scope and amount of coverage, deductibles, exclusions and other material terms (the "Material Terms") of the Old Policy and the New Policy or (2) the Material Terms of which are customary for similar companies operating in the same industry and geographic markets as the Company and its Subsidiaries and which are adequate and suitable for the business and operations of the Company and its Subsidiaries or (B) otherwise ensuring that the potential exposure or liability of the Company, the Subsidiaries, directors, officers, employees, assets and properties for any risk or any Loss is no greater without the Old Policy or the New Policy than is customary for similar companies operating in the same industry and geographic markets as the Company and the Subsidiaries and which are adequate and suitable for the business and operations of the Company and the Subsidiaries; provided, however, that notwithstanding anything to the contrary in this Section 4.1(b)(x), the Company shall at all times during the term of the Stockholders Agreement maintain directors' and officers' liability insurance in such amounts and otherwise on terms and conditions reasonably acceptable to each Investor;

     (xi) (A) materially increase the compensation or benefits of, or pay any bonuses or other similar compensation to, any officer, director, employee or consultant, except for ordinary merit increases for employees other than officers based on periodic reviews in accordance with past practice; or (B) enter into, modify or terminate any Plan, (including without limitation, any employment agreement or severance agreement), provided, however, that notwithstanding clause (A) above, the Company and the Subsidiaries may pay bonuses under and pursuant to the Company's 2001 Bonus Plan (the "2001 Bonus Plan") for the fiscal year ended December 31, 2001, in an aggregate amount (1) which does not exceed $28,000,000 and is otherwise approved by the compensation committee of the Board of Directors and (2) which, when added to the total aggregate amount of bonuses and other amounts paid or payable under the Retention Bonus Plan as a result of, or in connection with, the transactions contemplated hereby and by the other Transaction Documents, does not exceed $35.0 million; provided, further, that the Company and the Subsidiaries shall not pay any bonus or other amount under or pursuant to the 2001 Bonus Plan to any officer, director, employee or consultant who has received, or is to receive, any bonus or other amount under or pursuant to the Retention Bonus Plan as a result of, or in connection with, the transactions contemplated hereby and the other Transaction Documents;

     (xii) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of any of its assets other than (A) immaterial dispositions of personal property in the ordinary course of business consistent with past practice, (B) swaps of "dark fiber" for "dark fiber" in the ordinary course of business consistent with past practice, (C), the sale or grant of indefeasible rights to use of "dark fiber" in the ordinary course of business consistent with past practice, so long as any such sale or grant, or any series of related sales or grants, does not in the aggregate exceed $10 million in any calendar quarter or (D) a sale of either (x) XO One, Inc. or its assets or (y) XO Limited, its assets or those of its subsidiaries, provided that the net consideration received by the Company for any such sale shall be in a form and amount reasonably acceptable to each Investor; or

     (xiii) agree to take any of the actions restricted by this Section
4.1.

     (c) Notwithstanding the foregoing provisions of this Section 4.1, the parties acknowledge that the transfer of control of the Company may require Regulatory Approvals and that all final decisions with respect to the Communications Licenses must be taken by the Company until the Regulatory Approvals have been obtained. The parties do not intend that the foregoing provisions of this Section 4.1 shall transfer control of the Company or of the Communications Licenses prior to obtaining the Regulatory Approvals.

     4.2. Press Releases; Interim Public Filings. The Company shall, and shall cause each Subsidiary to, deliver to each Investor complete and correct copies of all press releases and public filings made between the date hereof and the Closing Date, and, to the extent any such press releases refer to any of the Investors or their Affiliates, shall give each Investor the reasonable opportunity to review and comment on such releases and filings (on a strictly confidential basis until such information is released), in each case, prior to release in the form in which it will be issued. Each Investor shall give to the Company and to the other Investor the reasonable opportunity to review and comment on all Investor Press Announcements (on a strictly confidential basis until such information is released), in each case prior to release in the form in which it will be issued.

     4.3. HSR Act; Foreign Competition Filings. Each Investor and the Company shall cooperate in making all filings required (a) under the HSR Act; and (b) to be filed with any Governmental Entity in connection with seeking the Foreign Competition Approvals, and shall use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its reasonable best efforts to resolve such objections, if any, as the Antitrust Division of the Department of Justice or the Federal Trade Commission or state antitrust enforcement or other Governmental Entities may assert under U.S. and foreign antitrust and competition Laws with respect to the transactions contemplated hereby.

     4.4. Consents; Approvals. (a) The Company and each Investor shall each use its reasonable best efforts to obtain all consents, waivers, exemptions, approvals, authorizations or orders, including without limitation, the Regulatory Approvals, the Foreign Competition Approvals and the Third Party Consents (collectively, "Consents") required in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents (including, without limitation (i) all Consents required to avoid any breach, violation, default, Encumbrance, other than Permitted Encumbrances, or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration of any material agreement or instrument to which the Company or any Significant Subsidiary is a party or by which any of their material assets are bound, in each case, only to the extent that the Company reasonably believes that such breach, violation, default, encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration will not be discharged or otherwise extinguished pursuant to the Confirmation Order, (ii) all Consents required as a result of the Restructuring Transaction, (iii) all Consents required as a result of the filing of the Bankruptcy Case, the Confirmation Order or the change of control resulting therefrom and (iv) all Consents required from the SEC). The Company also shall use its reasonable best efforts to obtain all necessary state securities laws or blue sky permits and approvals required to carry out the transactions contemplated hereby and shall give each Investor the reasonable opportunity to review and comment on all filings related to such permits or approvals (on a strictly confidential basis until such information is released). The Company shall furnish to each Investor all information as may be reasonably requested in connection with any such action.

     (b) Notwithstanding the provisions of Section 4.3, Section 4.4(a) and
Section 4.8, nothing contained in this Agreement will require or obligate an Investor or its respective Affiliates to: (i) agree to otherwise become subject to any limitations on its respective rights effectively to acquire, control, or operate the business of the Company or its Subsidiaries, or exercise full rights of ownership of the Company or (ii) agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), divest itself of all or a material portion of the assets or business of such Investor or its Affiliates or the business of the Company or its Subsidiaries, or (iii) suffer to exist any other material condition in respect of all or a material portion of the assets or business of such Investor or its Affiliates. The parties agree that no representation, warranty or covenant of the Company or each Investor contained in this Agreement shall be breached or deemed breached as a result of the failure by any party hereto or any of its Affiliates to take any of the actions specified in the preceding sentence.

     4.5. Listing. The Company shall use its reasonable best efforts to have its Class A Common Stock listed on the NASDAQ National Market System (the "NMS") or the New York Stock Exchange for so long as any New Common Shares or any Conversion Shares are outstanding and held by any of the Investors; provided, that if the Company is unable to maintain the listing of the Class A Common Stock on the NMS prior to Closing, the Company shall use its reasonable best efforts to have the Class A Common Stock quoted on another inter-dealer quotation system. Prior to the Closing, the Company shall, at the reasonable request of either Investor, prepare and submit to the NMS or the New York Stock Exchange, in consultation with each Investor, a listing application covering the New Common Shares and the Conversion Shares and shall use its reasonable best efforts to obtain approval for the listing of such shares, subject to official notice of issuance.

     4.6. Board Representation; VCOC. (a) The Company agrees to take all actions required so that, at Closing, the Board of Directors will include the number of directors nominated or appointed by Forstmann Little equal to the product of (A) forty percent (40.00%) times (B) the total number of directors on the Board of Directors, rounded up to the nearest whole number, times (C) two (2) ; provided, however, that in the event that any non-terminating or non-terminated Investor shall have assumed the rights and obligations of a terminating or terminated Investor pursuant to Section 8.5(b), the number of directors to be nominated or appointed by each Investor shall be adjusted to that number of directors to which each such Investor would be entitled to appoint or nominate pursuant to the Stockholders Agreement as revised pursuant to Section 4.18 if determining such number of directors as of the Closing. For avoidance of doubt, this formula can be expressed mathematically as (0.40 x A = B; B x 2 = C), where A is the total number of directors on the Board of Directors, B is the result of the first multiplication, rounded up to the nearest whole number and C is the total number of directors to be nominated or appointed by Forstmann Little.

     (b) At any time and for so long as any of Equity VI, Equity VII, MBO VII or MBO VIII holds any equity securities of the Company and does not have a contractual right from the Company or right pursuant to the Company's Amended and Restated Certificate of Incorporation to appoint or nominate at least one director to the Board of Directors, at the request of Forstmann Little, the Company shall enter into a letter agreement substantially in the form attached hereto as Exhibit F (the "Contractual Management Rights Letter") with Equity VI, Equity VII, MBO VII and/or MBO VIII (or one of their respective Affiliates) and such letter agreement shall remain in full force and effect.

     4.7. Amended and Restated Certificate of Incorporation. The Company shall, prior to the Closing, use its reasonable best efforts to take, or cause to be taken, all action (under Section 242 of the DGCL or otherwise) to cause the Amended and Restated Certificate of Incorporation to be the certificate of incorporation of the Company at the Closing. In the event that the Bankruptcy Case is commenced, the Confirmation Order and the Bankruptcy Plan shall approve the Amended and Restated Certificate of Incorporation and shall direct and authorize the Company to file it with the Delaware Secretary of State.

     4.8. Cooperation. Each Investor and the Company shall use its reasonable best efforts to take, or cause to be taken, all such further actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the other Transaction Documents including, but not limited to, (i) obtaining all Consents from any Governmental Entity and other third parties required for the consummation of transactions contemplated by this Agreement and the other Transaction Documents and (ii) timely making all necessary filings under the HSR Act. Each Investor will furnish such information as the Company may reasonably request in connection with any Bankruptcy Case and will otherwise reasonably support the Company's preparation and presentation of any motion, filing or other pleading in any Restructuring Transaction consistent with the terms of this Agreement.

     4.9. Access to Property; Records. Between the date hereof and the Closing the Company shall afford each Investor and its employees, counsel, accountants, partners, members, investors, and other authorized representatives reasonable access, upon notice, during normal business hours, to the assets, properties, offices and other facilities, officers, employees, Commitments and books and records of the Company and of the Subsidiaries, and to the outside auditors of the Company and their work papers relating to the Company and the Subsidiaries. All such information shall be held in confidence in accordance with the terms of the Forstmann Little Confidentiality Agreement and the Telmex Confidentiality Agreement. The parties hereto agree that no investigation by the Investors or their representatives shall affect or limit the scope of the representations and warranties of the Company contained in this Agreement or in any other Transaction Document delivered pursuant hereto or limit the liability for breach of any such representation or warranty.

     4.10. Reserve Shares. Following the Closing, the Company will at all times reserve and keep available, solely for issuance and delivery upon conversion of outstanding Class C Common Stock and Class D Common Stock, the number of shares of Class A Common Stock from time to time issuable upon conversion of all shares of the Class C Common Stock and Class D Common Stock at the time outstanding. All shares of Class A Common Stock issuable upon conversion of the Class C Common Stock and the Class D Common Stock shall be duly authorized and, when issued upon such conversion, shall be validly issued, fully paid and nonassessable.

     4.11. Use of Proceeds. The proceeds received by the Company in respect of the Investment shall be used by the Company for general corporate purposes, except that the Company may commit a portion of such proceeds or other cash in an amount up to $200 million in the aggregate in connection with the Restructuring.

     4.12 Restructuring. (a) The Company shall use its reasonable best efforts to restructure the capitalization of the Company such that the complete capitalization of the Company shall, upon the Closing, be the New Capitalization (the "Restructuring"). In furtherance of and without limiting the generality of the foregoing, the Company shall use its reasonable best efforts to undertake one or more of the following actions as expeditiously as possible following the date hereof:

          (i) (A) commencing an exchange offer pursuant to which the Company will offer to exchange all of its outstanding Public Debt and the Preferred Stock for Class A Common Stock and resulting in the New Capitalization, and (B) commencing a related consent solicitation with respect to the approval of a prepackaged plan of reorganization that will result in the Company having the New Capitalization (the "Prepackaged Plan");

          (ii) if the exchange offer described in the immediately preceding paragraph (i) fails to result in the Company having the New Capitalization, but the Company has received the consents necessary under the Bankruptcy Code to confirm the Prepackaged Plan, commence a Bankruptcy Case and file the Prepackaged Plan and a related disclosure statement with the Bankruptcy Court and seeking to obtain the Confirmation Order with respect to the Prepackaged Plan as expeditiously as possible (either of the options described in this paragraph (ii) and in the immediately preceding paragraph (i) being hereinafter referred to as the "Prepackaged Approach");

          (iii) if the Company determines in good faith upon the advice of its financial and legal advisors and representatives that it is not advisable or feasible to implement the Prepackaged Approach or if such Prepackaged Approach is unsuccessful in effecting the New Capitalization, (A) the Company shall use commercially reasonable efforts to obtain consents or lock-up agreements sufficient to proceed with a pre-negotiated plan of reorganization that will result in the Company having the New Capitalization (the "Pre-negotiated Plan"), and
     (B) if such consents and/or lock-up agreements are obtained, the Company shall commence a Bankruptcy Case and file the Pre-negotiated Plan and a related disclosure statement with the Bankruptcy Court and seek to obtain the Confirmation Order with respect to the Pre-negotiated Plan as expeditiously as possible; and/or

          (iv) any other actions reasonably likely to effect the New Capitalization which are acceptable to each Investor in its reasonable discretion.

     (b) The Company shall provide each Investor with copies of all material motions, orders, applications and supporting papers and notices prepared by the Company (including without limitation, forms of orders and notices to interested parties), prior to their being filed with the Bankruptcy Court, relating in any way to the Bankruptcy Case and shall consult as practicable with each Investor prior to taking any significant action with respect to the Restructuring, including the Bankruptcy Case.

     4.13 Notice of Proposal. The Company will:

     (a) Promptly notify each Investor of the receipt of any oral or written proposal, offer or inquiry from any Person (including the other Investor) regarding any proposed (i) merger, (ii) consolidation, (iii) other business combination, (iv) acquisition of 10% or more of the then-outstanding equity securities of the Company, (v) acquisition of debt or other securities convertible into or exchange for, equity securities of the Company which would, after giving effect to such conversion or exchange, constitute more than 10% of the outstanding equity securities of the Company, (vi) acquisition of debt securities of the Company with a principal amount in excess of $100 million or (vii) Change of Control (each, a "Proposal"); and

     (b) Keep each Investor apprised regarding the status and details of any negotiations regarding any Proposal.

     4.14 Access to Certain Information. From the date hereof until the Closing, the Company hereby agrees to the fullest extent permitted by the
DGCL:

     (a) that the members of the Board of Directors who were elected by the Series C Preferred Stock and the Series D Preferred Stock shall be permitted to participate in all meetings and votes of the Board of Directors and shall receive all information provided to other members of the Board of Directors regarding any Proposal unless Forstmann Little or its Affiliates are the parties making such Proposal; and

     (b) that Telmex shall receive, on a confidential basis, subject to applicable law, including applicable provisions of the DGCL, all information provided to members of the Board of Directors regarding any Proposal.

     4.15 Limitation on Equity Sales. Except as expressly contemplated by this Agreement and the other Transaction Documents, the Company agrees:

     (a) to cause its respective Executive Officers (as such term is defined in Rule 3b-7 promulgated under the Exchange Act) and directors, on any date on or after the Closing Date, not to, until the six month anniversary of the Closing Date, without the prior written consent of each Investor, directly or indirectly sell, offer, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock, in each case, acquired pursuant to the transactions contemplated by this Agreement; and

     (b) not to, and to use its reasonable best efforts to cause each holder of 5% or more of the Common Stock (other than the Investors) on any date on or after the Closing Date, not to, until the first anniversary of the Closing Date, without the prior written consent of the Company and each Investor, directly or indirectly, (i) sell, offer, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or ownership of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

     4.16 Alternative Investment Structure. At any time on or prior to September 15, 2002, if Telmex notifies the Company and Forstmann Little that Telmex has concluded in good faith that the Regulatory Approvals in respect of the FCC Licenses are not likely to be obtained prior to January 15, 2003, because of the nature or extent of Telmex's proposed ownership of capital stock of the Company, the Company and each Investor agrees that they shall use their respective reasonable best efforts to restructure Telmex's portion of the Investment hereunder in such a manner that is (i) likely to result in receipt of the Regulatory Approvals in respect of the FCC Licenses and (ii) on terms and conditions that are no less favorable in all material respects to the Company, Forstmann Little and Telmex than the Investment.

     4.17 Supplemental Schedules. The Investors acknowledge and agree that the Company shall be entitled, following the date hereof, to amend and supplement Schedules 2.6 and 2.7(a), in each case solely to identify additional complaints from Litigation (other than complaints related to Ordinary Course Litigation) of which the Company did not have Knowledge on the date hereof, that are exceptions to the representations and warranties contained in such Sections 2.6 and 2.7(a). The Company shall promptly, and in any event within two Business Days after receipt of any complaint or other notice of any Litigation that the Company intends to identify on
Schedule 2.6 and/or 2.7(a), deliver copies of any such amendment or supplement to such Schedule, together with copies of such complaint or other notice, to each Investor. Nothing in this Section 4.17 shall adversely affect the rights of each Investor under Section 5.2(u), Section 6.1(d) or Section 7.2.

     4.18 Stockholders Agreement. If an Investor becomes an Assuming Investor pursuant to Section 8.5(b), (a) the Company and the Assuming Investor shall use their reasonable best efforts to revise the Stockholders Agreement to take into account the revised percentage ownership of the Company and (b) the Assuming Investor may, in its sole discretion, elect to terminate the Stockholders Agreement.

     4.19 Management Shares. (a) Subject to Section 4.19(b), (i) upon the Closing, the Company shall have the right (but not the obligation) to issue to the members of management of the Company designated by the Company and approved by the Investors (such approval not to be unreasonably withheld) up to 4,000,000 shares in the aggregate (the "Management Shares") of a to-be-designated Class E Common Stock which shall have the rights and preferences set forth on Exhibit G (the "Class E Common Stock").

     (b) Between the date hereof and the Closing, the parties hereto shall use their reasonable best efforts to agree upon the definitive rights and preferences of the Class E Common Stock and upon revisions to the Amended and Restated Certificate of Incorporation to reflect the terms of the Class E Common Stock as set forth on Exhibit G.

     4.20 Releases. In the event a Bankruptcy Case is commenced, the Company shall use its reasonable best efforts to ensure that the Confirmation Order shall provide, among other things, that the directors of the Company and each Investor and its affiliates, members, managers, shareholders, partners, representatives, employees, attorneys and agents are released from any and all Litigation related to the Company, its business, its governance, its securities disclosure practices, the purchase or sale of any of the Company's equity or debt securities, the Investment or the Restructuring Transaction.

     4.21 Retention Bonus Plan Payments. The Company shall use its reasonable best efforts consistent with its contractual and other legal obligations to minimize the total aggregate amount of bonuses and other amounts paid or payable under the Retention Bonus Plan as a result of, or in connection with, the consummation of the transactions contemplated hereby and by the other Transaction Documents.

     4.22 Company's Obligation Regarding Fees and Expenses. The Company shall use its reasonable best efforts, consistent with its contractual obligations, to minimize the amount of fees, commissions, expenses and other amounts paid or payable by the Company and the Subsidiaries in connection with the transactions contemplated hereby and by the other Transaction Documents, including, without limitation, the fees, commissions, expenses and other amounts referred to in Sections 2.12 and 5.2(t).


                                 ARTICLE V

                                 CONDITIONS

     5.1. Conditions to Obligations of Each Investor and the Company. The respective obligation of each Investor and the Company to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by such Investor or the Company, as the case may be, at or prior to the Closing of each of the following conditions:

     (a) No statute, rule or regulation or order, judgment or decree of any court or administrative agency or other Governmental Entity shall be in effect which prohibits the consummation of the transactions contemplated hereby or by any of the other Transaction Documents; provided, however, that except as otherwise provided in this Agreement, each of the parties shall have used, subject to Section 4.4, reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; and provided further that no party hereto can assert the failure of this condition to be satisfied if such failure resulted from such party's failure to satisfy the first proviso of this Section 5.1(a) or any other provision of this Agreement or any other Transaction Document;

     (b) Any waiting period (and any extension thereof) under the HSR Act applicable to this Agreement and the transactions contemplated hereby shall have expired or been terminated; and

     (c) All material Foreign Competition Approvals required for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained.

     5.2. Conditions to Obligations of Each Investor. The obligation of each Investor to consummate the transactions contemplated hereby shall be subject to the satisfaction, in the judgment of each Investor, or waiver by such Investor at or prior to the Closing of each of the following conditions:

     (a) Each of the representations and warranties of the Company and the other Investor contained in this Agreement and each of the other Transaction Documents (i) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date) and (ii) that are not so qualified shall be true and correct in all respects as of the date hereof and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date) except for such inaccuracies in the representations and warranties referred to in this clause (ii) that do not have, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

     (b) The Company and the other Investor shall have performed, satisfied and complied in all material respects with all of their respective covenants and agreements set forth in this Agreement and each of the other Transaction Documents to be performed, satisfied and complied with prior to or at the Closing;

     (c) The Company shall have delivered to the Investors an officer's certificate certifying as to the Company's compliance with the conditions set forth in clauses (a) and (b) of this Section 5.2;

     (d) The Company and the other Investor shall have executed and delivered the Registration Rights Agreement, the Registration Rights Agreement shall be in full force and effect and there shall exist no breach of, or default under, the Registration Rights Agreement;

     (e) The Company and the other Investor shall have executed and delivered the Stockholders Agreement, the Stockholders Agreement shall be in full force and effect and there shall exist no breach of or default under the Stockholders Agreement;

     (f) All of the Transaction Documents shall be in full force and effect and there shall exist no breach of, or default under, any of the Transaction Documents by the Company, excluding any breach by such Investor;

     (g) The Amended and Restated Certificate of Incorporation substantially in the form of Exhibit D hereto, as it may be revised pursuant to the mutual agreement of the parties hereto in accordance with
Section 4.19(b) to reflect the terms of the Class E Common Stock as set forth on Exhibit G, shall have been duly filed by the Company with the Secretary of State of the State of Delaware and shall be effective, provided that if, despite their compliance with Section 4.19(b) hereof, the parties hereto cannot agree upon revisions to the Certificate of Incorporation to reflect the terms of the Class E Common Stock as set forth on Exhibit G, this condition shall be satisfied by the filing of the Amended and Restated Certificate of Incorporation substantially in the form attached hereto as Exhibit D;

     (h) There shall be no outstanding shares of the Class B Common Stock;

     (i) All Consents required in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained except where the failure to have obtained any such Consent would not, individually or in the aggregate, have a Material Adverse Effect;

     (j) The Class A Common Stock shall be listed on the NMS or the New York Stock Exchange and the New Common Shares and the Conversion Shares shall have been approved for listing on the NMS or such other national securities exchange, subject to notice of issuance; provided, however, this
Section 5.2(j) shall be deemed waived if the Investors do not permit the Company to take any actions reasonably necessary to meet any applicable listing requirements regarding a minimum number of stockholders;

     (k) Either (i) the Bank Credit Facility shall be in form and substance reasonably acceptable to such Investor, shall be in full force and effect, there shall exist no breach of or default under the Bank Credit Facility and any and all fees and expenses paid or payable to any commercial bank or any other financial institution in connection with any amendments to the Bank Credit Facility shall be reasonably acceptable to each Investor or
(ii) the Amended Bank Credit Facility shall be in form and substance reasonably acceptable to such Investor, shall be in full force and effect, there shall exist no breach of or default under the Amended Bank Credit Facility and any and all fees and expenses paid or payable to any commercial bank or any other financial institution in connection with entering into the Amended Bank Credit Facility shall be reasonably acceptable to each Investor;

     (l) Upon the Closing, after giving effect to the issuance of the New Common Shares pursuant to the terms of this Agreement, the complete capital structure of the Company shall be the New Capitalization in all material respects;

     (m) If a Bankruptcy Case is commenced, (i) the Bankruptcy Plan shall be in form and substance reasonably satisfactory to such Investor in all material respects and shall have been approved by the Bankruptcy Court pursuant to the Confirmation Order, (ii) the Confirmation Order shall be in form and substance reasonably satisfactory to such Investor in all material respects and shall be final and non-appealable and (iii) all other material orders of the Bankruptcy Court in respect of the Restructuring shall be final and non-appealable;

     (n) (i) Except as may be rendered moot by the entry of the Confirmation Order, no Litigation shall have been instituted before any court or Governmental Entity seeking to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; and (ii) no Litigation shall have been instituted against the Company or for which the Company would be required to indemnify any Person before any court or Governmental Entity that, in the reasonable opinion of such Investor, would reasonably be expected to have a Material Adverse Effect;

     (o) (i) Daniel F. Akerson shall continue to be employed by the Company as the Chief Executive Officer and shall not have expressed any intention to leave the Company and (ii) each of the following positions at the Company shall be held either by the person who holds such position on the date hereof or another person acceptable to each Investor and none of the persons employed in such positions shall have expressed any intention to leave the Company; provided, however, that it is understood that the persons employed in such positions as of the date hereof are acceptable to each Investor: President and Chief Operating Officer, Chief Financial Officer, Chief Technology Officer, Chief Marketing Officer; General Counsel, Senior Vice President - Market Sales Operations and Senior Vice President - National Accounts, Sales & Marketing;

     (p) Except as expressly contemplated by Exhibit A or Exhibit H, the Company shall not have made and shall have no obligation (other than obligations theretofore waived by the recipient) to make any payment, issue any securities or make any distribution of any kind or nature whatsoever under the Plans in connection with or as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (including, without limitation, any severance or other payment to any person upon termination of such person's employment with the Company or any Subsidiary, whether such termination occurs before, upon or after the Closing) because such payment, issuance or distribution is not required by the terms of the Plans, the party entitled to receive such payment, securities or distribution has waived its rights thereto or otherwise or the obligation to make such payment has been terminated by the Confirmation Order; provided that, in connection with or as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, the Company and the Subsidiaries shall have the right to make payments under and pursuant to the Retention Bonus Plan in an amount not to exceed $35.0 million less the total aggregate amount of all bonuses and other amounts paid or payable under and pursuant to the 2001 Bonus Plan;

     (q) A Business Plan that is reasonably acceptable to such Investor shall have been adopted by the Company;

     (r) Since the date hereof, there shall not have occurred any event, circumstance, condition, fact, effect or other matter which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect (i) on the business, operations, assets, financial condition, prospects, or results of operations of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect") or (ii) on the ability of the Company and such Subsidiaries to perform any material obligation under this Agreement or the other Transaction Documents or to consummate the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that any event, circumstance, condition, fact, effect, or other matter that would otherwise constitute a Material Adverse Effect shall not constitute a Material Adverse Effect if the material adverse effect thereof shall have been eliminated or rendered moot by the Confirmation Order;

     (s) All Regulatory Approvals that are required in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, shall have been obtained by a Final Order (or waived in whole or in part, which waiver will not be unreasonably withheld, in a writing executed by such Investor, unless such a waiver is prohibited by law), other than Regulatory Approvals the absence of which would not reasonably be expected to have a Material Adverse Effect or be unreasonably burdensome to any Investor, and all parties shall have complied with the conditions, if any, imposed in connection with the grant of the Regulatory Approvals, other than Regulatory Approvals the absence of which would not reasonably be expected to have a Material Adverse Effect or be unreasonably burdensome to any Investor; provided, that no Investor shall be required to accept or comply with any material condition that would be unreasonably burdensome or that would have a material adverse effect on it or on the value of the Company and shall not be obligated to effect the transactions contemplated by the Transaction Documents if such conditions are imposed;

     (t) As of the Closing, the total amount of any and all fees, commissions, expenses, and other amounts paid or payable by the Company and the Subsidiaries to any Person, including, without limitation, any and all broker, agent, accounting firm, investment bank, other financial advisor, commercial bank, other financial institution, law firm or public relations firm in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents ("Transaction Fees") shall not exceed $45.0 million; provided that Transaction Fees shall (A) include any and all fees, expenses and other amounts (including, without limitation, legal fees and expenses, but excluding amounts paid to settle Litigation or as judgments or other awards in connection with Litigation) not covered by liability or other insurance and payable by the Company or any Subsidiary in connection with any Litigation brought by stockholders of the Company or derivatively on behalf of, or in the name of, the Company related to the Company, its business, its governance, its securities regulatory disclosure practices, the purchase or sale of any of the Company's equity or debt securities, the Investment or the Restructuring Transaction and (B) exclude
(1) the Company's obligations to pay Expenses pursuant to Section 8.2 and
(2) any and all fees (but not reimbursable expenses, including, without limitation, fees and expenses of counsel) paid or payable to any commercial bank or any other financial institution in connection with any amendments to the Bank Credit Facility or entering into the Amended Bank Credit Facility; and provided further that nothing in this Section 5.2(t) shall limit the Company's obligation to pay Expenses pursuant to Section 8.2;

     (u) Any and all Litigation pending or threatened against the Company or its Affiliates, officers, directors, employees, representatives, attorneys and agents, and any and all Litigation pending or threatened against either Investor or its respective Affiliates, officers, directors, managers, partners, members, stockholders, employees, representatives, attorneys and agents, related to the Company, its business, its governance, its securities regulatory disclosure practices, the purchase or sale of any of the Company's equity or debt securities, the Investment or the Restructuring Transaction, shall have been resolved in a manner that is satisfactory to each Investor in its sole discretion; provided that neither Investor shall be able to assert the failure of this condition to be satisfied solely as a result of pending Ordinary Course Litigation; and

     (v) The bylaws of the Company, substantially in the form attached hereto as Exhibit E (the "Bylaws"), shall have been adopted by the Board of Directors and shall be in full force and effect.

     5.3. Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Company at or prior to the Closing of each of the following conditions:

     (a) Each of the representations and warranties of each Investor contained in this Agreement shall be true and correct when made and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date), except for failures to be true and correct which individually or in the aggregate would not have a material adverse effect on the ability of such Investor to consummate the transactions contemplated hereby;

     (b) Each Investor shall have performed, satisfied and complied in all material respects with all of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with on or prior to the Closing Date;

     (c) Each Investor shall have delivered to the Company an officer's certificate certifying as to such Investor's compliance with the conditions set forth in clauses (a) and (b) of this Section 5.3;

     (d) Each Investor shall have executed and delivered the Registration Rights Agreement and the Stockholders Agreement to the Company, the Registration Rights Agreement and the Stockholders Agreement shall each be in full force and effect and there shall exist no breach of or default under either of the Registration Rights Agreement or the Stockholders Agreement;

     (e) If a Bankruptcy Case is commenced, (i) the Bankruptcy Plan shall have been approved by the Bankruptcy Court pursuant to the Confirmation Order without material modifications or conditions and (ii) the Confirmation Order shall have become final and non-appealable; and

     (f) All Regulatory Approvals that are required in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, shall have been obtained by a Final Order (or waived in whole or in part in a writing executed by the Company, unless such a waiver is prohibited by law), other than Regulatory Approvals the absence of which would not reasonably be expected to have a Material Adverse Effect, and all parties shall have complied with the conditions, if any, imposed in connection with the grant of the Regulatory Approvals, other than Regulatory Approvals the absence of which would not reasonably be expected to have a Material Adverse Effect; provided that no Investor shall be required to accept or comply with any material condition that would be unreasonably burdensome or that would have a material adverse effect on it or on the value of the Company and shall not be obligated to effect the transactions contemplated by the Transaction Documents if such condition is imposed.


                                 ARTICLE VI

                                TERMINATION

     6.1. Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) by mutual written agreement of the Company and each Investor;

     (b) by either Investor, but only with respect to its own rights and obligations hereunder and not those of the other Investor, if the Closing shall not have been consummated on or before September 15, 2002; provided, that in the event all of the conditions set forth in Article V other than the condition set forth in Section 5.2(s) regarding Regulatory Approvals hereof shall have been satisfied or waived by the parties hereto on or before September 15, 2002, then the termination right set forth in this clause (b) shall not be available to either Investor until the earlier of
(i) January 15, 2003 and (ii) the date on which the Company shall notify each Investor in writing that the Regulatory Approvals cannot be obtained; provided, further, that in the event all of the conditions set forth in
Article V other than the condition set forth in Section 5.2(s) regarding Regulatory Approvals hereof shall have been satisfied or waived by the parties hereto on or before September 15, 2002 and the condition set forth in Section 5.2(s) regarding Regulatory Approvals hereof shall have been satisfied or waived by the parties hereto in all respects other than receipt of a Final Order on or before January 15, 2003, then the termination right set forth in this clause (b) shall not be available to either Investor until the earlier of (i) March 15, 2003 and (ii) the date on which the Company shall notify each Investor in writing that the Final Order has been denied; provided, further, that in the event either Investor elects, pursuant to Section 1.2, to delay the Closing beyond the third day following satisfaction or waiver of all of the conditions set forth in
Article V hereof, any of the dates set forth in this clause (b), as applicable, shall be extended by the actual number of days of such delay;

     (c) by either Investor, but only with respect to its own rights and obligations hereunder and not those of the other Investor, if the other Investor or the Company shall have breached any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach constitutes or would reasonably be expected to have a Material Adverse Effect and cannot reasonably be expected to be cured by the Closing;

     (d) by either Investor, but only with respect to its own rights and obligations hereunder and not those of the other Investor, if any event, circumstance, condition, fact, effect, or other matter has occurred or exists which (i) would, or would be reasonably likely to give rise to the failure of any of the conditions to the obligations of such Investor set forth in Section 5.1 or Section 5.2; and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company and the other Investor;

     (e) by either Investor, but only with respect to its own rights and obligations hereunder and not those of the other Investor, if the Company has not complied with its obligations under Section 6.3(b) relating to obtaining Bankruptcy Court approval of the Company's obligations to pay the Break-Up Payment and Expenses (including the timing of the filing of a motion and proposed order related thereto that is acceptable to each Investor in all respects) or if the Bankruptcy Court has not issued an order approving such obligations, in substance reasonably satisfactory to such Investor, within 45 days following commencement of the Bankruptcy Case;

     (f) by either Investor if the other Investor has terminated this Agreement;

     (g) by either Investor or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a final and nonappealable order, judgment or decree or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

     (h) by the Company if (i) the Board of Directors determines in good faith that termination of this Agreement is necessary in order for the Company to accept any Proposal or (ii) the Bankruptcy Court has ordered the Company to terminate this Agreement in order to accept any Proposal, provided that the Company shall have the right to terminate this Agreement pursuant to clause (i) above only if it has complied in all material respects with all of the provisions of Section 4.13, including the notice provisions thereof, and in any event it shall comply in all material respects with the requirements of Sections 6.3 and 8.2 relating to the payment (including the timing of any payment) of Expenses and the Break-Up Payment prior to termination of this Agreement pursuant to this Section 6.1(h);

     (i) by either Investor, but only with respect to its rights and obligations hereunder and not those of the other Investor, if the Company enters into a written agreement with respect to any Proposal;

     (j) by the Company, if either Investor terminates its rights and obligations under this Agreement pursuant to this Section 6.1 and the other Investor shall not have agreed, within 10 Business Days of receipt of notice of such termination from the terminating Investor (the delivery of such notice being a condition precedent to any termination under this
Section 6.1(j)) to exercise its rights to assume all of the rights and obligations of the terminating Investor pursuant to Section 8.5(b);

     (k) by the Company, if the Closing shall not have been consummated on or before the date specified in Section 6.1(b), including the extensions provided for in each of the three provisos contained therein, if applicable;

     (l) by the Company, if either Investor shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot reasonably be expected to be cured by the Closing; provided, that the non-breaching Investor (if there is one) shall not have agreed, within 10 Business Days of receipt of notice from the Company of the determination that such breach cannot reasonably be expected to be cured by the Closing (the delivery of such notice being a condition precedent to any termination under this
Section 6.1(l)), to waive such breach and exercise its rights to assume all of the rights and obligations of the breaching Investor pursuant to Section 8.5(b); and

     (m) by the Company, if any material event, circumstance, condition, fact, effect or other matter has occurred or exists which (i) would, or would be reasonably likely to give rise to the failure of any of the conditions to the obligation of the Company set forth in Section 5.1 or 5.3; and (ii) cannot be cured within 20 days after the giving of written notice to each Investor.

     6.2. Effect of Termination. Subject to Section 8.5(b), in the event of the termination of this Agreement by any party pursuant to Section 6.1, this Agreement shall forthwith become void as to such terminating party and there shall be no liability on the part of any party hereto (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party) to the party that has terminated this Agreement, except as set forth in this Section 6.2, provided, that nothing contained in this Agreement shall relieve any party from liability for any breach of this Agreement; and provided, further, that this Section 6.2 and Sections 7.1, 7.2, 8.1, 8.2, 8.5, 8.6, 8.7, 8.8, 8.11, 8.12, 8.13 and 8.14
shall survive termination of this Agreement by any party.

     6.3 Break-Up Payment. (a) The Company shall pay or cause to be paid to each Investor a payment (the "Break-Up Payment") equal to one percent (1%) of the implied, pre-money enterprise value of the Company if the Company proposes to terminate this Agreement under Section 6.1(h) or both Investors elect to terminate this Agreement pursuant to Section 6.1(i). The parties agree that the implied, pre-money enterprise value of the Company shall be determined using the accounting methods and principles and valuation methodology set forth on Schedule 6.3(a). The payment of the Break-Up Payment, in same day funds, to each Investor, shall (i) be a condition precedent to the effectiveness of any termination by the Company of this Agreement under Section 6.1(h) or (ii) be made by the Company promptly, but in no event later than the third Business Day following delivery of notice by either Investor to the Company that either Investor has elected to terminate this Agreement pursuant to Section 6.1(i); provided, however, that in the event the Company is engaged in a Bankruptcy Case, the timing of the payment of the Break-Up Payment shall, in all events, be in accordance with the Break-Up Payment Order.

     (b) In the event a Bankruptcy Case is commenced, the Company shall promptly, but in no event later than three Business Days after commencement of such Bankruptcy Case, take all action reasonably necessary to obtain approval from the Bankruptcy Court of the Company's obligation to pay the Expenses and the Break-Up Payment to each Investor in accordance with the terms of this Section 6.3. Any and all motions and other documents filed by the Company in connection with its obligations under this Section 6.3 must be reasonably acceptable to each Investor. Furthermore, to the extent that the Company seeks to establish bidding or similar procedures in connection with any Proposal, such procedures (and any and all motions and other documents filed by the Company in connection therewith) must, subject to applicable fiduciary duties of the Board of Directors, be reasonably acceptable to each Investor in all respects.

     (c) The Company acknowledges and agrees that (i) the payment of the Break-Up Payment is an integral part of the transactions contemplated by this Agreement, (ii) in the absence of the Company's obligations to make this payment, neither Investor would have entered into this Agreement and
(iii) subject to the proviso to the last sentence of Section 6.3(a), time is of the essence with respect to the payment of the Break-Up Payment. The Company accordingly agrees that in the event that the Company fails to pay the Break-Up Payment in accordance with this Section 6.3 promptly, the Company will, in addition to the payment of such amount, also pay to each Investor all of its reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred by such Investor in the enforcement of its rights under this Section 6.3, together with interest on such amount accruing from the date of such failure at a rate of 10% per annum from the date upon which such payment was due, to and including the date of payment.


                                ARTICLE VII

                            SURVIVAL AND LOSSES


     7.1. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any of the other Transaction Documents shall expire on the three-year anniversary of the Closing Date, except that the representations and warranties set forth in Section 2.13 shall expire on the earlier of (i) the expiration of the statute of limitations applicable to the substance of such representation or warranty or (ii) the five-year anniversary of the Closing Date, in each case except to the extent a party has asserted a claim in accordance with this Article VII for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this Article VII. After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty shall be of no further force or effect. The covenants and agreements of the parties hereto contained in this Agreement and in any of the other Transaction Documents shall survive the Closing until performed in accordance with their terms.

     7.2. Losses. (a) The Company shall indemnify, defend and hold harmless each Investor, their Affiliates, and their respective officers, directors, partners, members, managers, employees, agents, representatives, successors and assigns (each an "Investor Covered Person") from and against any and all Losses incurred or suffered by an Investor Covered Person (whether incurred or suffered directly or indirectly through ownership or proposed ownership of Common Stock, membership on the Board of Directors or any committee thereof or otherwise) arising from or in connection with any Litigation threatened, commenced or pending by any direct or indirect stockholder of the Company (whether in the name of the Company or otherwise).

     (b) An Investor Covered Person seeking indemnification under this
Section 7.2 shall, promptly upon becoming aware of the facts indicating that a claim for indemnification may be warranted, give to the Company a notice of claim relating to such Loss (a "Claim Notice"). Each Claim Notice shall specify the nature of the claim, and, if possible, the amount or the estimated amount thereof. No failure or delay in giving a Claim Notice and no failure to include any specific information relating to the claim (such as the amount or estimated amount thereof) shall affect the obligation of the party from whom indemnification is sought.


                                ARTICLE VIII

                               MISCELLANEOUS

     8.1. Defined Terms; Interpretations. (a) The following capitalized terms, as used in this Agreement, shall have the following meanings:

     "Affiliate" shall have the meaning ascribed thereto such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     "Agreement" shall have the meaning ascribed thereto in the preamble.

     "Amended and Restated Certificate of Incorporation" shall mean the Amended and Restated Certificate of Incorporation attached hereto as Exhibit D, which shall be revised and completed in accordance with Section 4.19.

     "Amended Bank Credit Facility" shall mean a bank credit facility under which the Company is the borrower, in effect as of the Closing as a replacement to the Bank Credit Facility, which provides for a term loan or term loans and revolving loans.

     "Assuming Investor" shall have the meaning ascribed thereto in Section 8.5(b).

     "Bank Credit Facility" shall mean the Credit and Guarantee Agreement, dated as of February 3, 2000, among Nextlink, certain subsidiaries of Nextlink, various Lenders (as defined therein), Goldman Sachs Credit Partners, L.P., as Syndication Agent, Toronto Dominion (Texas), Inc., as Administrative Agent, Barclays Bank plc and The Chase Manhattan Bank, as Co-Documentation Agents, and TD Securities, together with Goldman Sachs Credit Partners, L.P., the Joint Lead Arrangers, and all ancillary agreements entered into pursuant to the terms thereof, each as amended as of the Closing.

     "Bankruptcy Case" shall mean all legal proceedings, if any, instituted in a United States Bankruptcy Court in connection with the Restructuring or otherwise involving the Company, and any of its Affiliates, as debtor.

     "Bankruptcy Code" shall mean Title 11 of the United States Code, 11 U.S.C. ss. 101, et seq., as now in effect or hereafter amended.

     "Bankruptcy Court" shall mean the United States Bankruptcy Court or other U.S. federal court of competent jurisdiction in which the Bankruptcy Case is pending.

     "Bankruptcy Plan" shall mean either the Prepackaged Plan or the Pre-negotiated Plan, whichever may be filed in connection with the Bankruptcy Case.

     "Board of Directors" shall mean the Board of Directors of the Company.

     "Break-Up Payment" shall have the meaning ascribed thereto in Section
6.3(a).

     "Break-Up Payment Order" shall mean an order of the Bankruptcy Court approving the Break-Up Payment.

     "Business Day" shall mean any day other than a Saturday or Sunday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

     "Business Plan" shall mean the business plan of the Company, as approved by each Investor prior to the Closing, which approval shall not be unreasonably withheld, and as the same may be amended from time to time in accordance with the Stockholders Agreement.

     "Bylaws" shall have the meaning ascribed thereto in Section 5.2(v).

     "Capital Lease" shall mean a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

     "Change of Control" shall mean the occurrence of any of the following events:

     (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total outstanding voting stock of the Company;

     (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors or other governing body of the Company (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 662/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors then in office;

     (iii) the Company consolidates with or merges with or into any Person, or any Person consolidates with or merges with or into the Company, and immediately following the consummation of such transaction the holders of the outstanding common stock of the Company immediately prior to such transaction hold less than 50% of the outstanding common stock and the combined voting power of the outstanding voting securities of (x) the surviving Person in such transaction or (y) the Person into whose securities the outstanding common stock of the Company was converted in such transaction or whose securities were otherwise issued to holders of the outstanding common stock of the Company in such transaction;

     (iv) the Company sells, transfers, conveys, leases or otherwise disposes of all or substantially all of its assets in one transaction or a series of related transactions; or

     (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

     "Claim Notice" shall have the meaning ascribed thereto in Section
7.2(b).

     "Class A Common Stock" shall have the meaning ascribed thereto in
Section 1.1.

     "Class B Common Stock" shall have the meaning ascribed thereto in
Section 2.3.

     "Class C Common Stock" shall have the meaning ascribed thereto in
Section 1.1.

     "Class D Common Stock" shall have the meaning ascribed thereto in
Section 1.1.

     "Class E Common Stock" shall have the meaning ascribed thereto in
Section 4.19(a).

     "Closing" shall have the meaning ascribed thereto in Section 1.2(a).

     "Closing Date" shall have the meaning ascribed thereto in Section
1.2(a).

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commitments" shall have the meaning ascribed thereto in Section 2.11.

     "Common Stock" shall have the meaning ascribed thereto in Section 2.3 and shall include, as the context may require, Class A Common Stock, Class B Common Stock and all common stock now or hereafter authorized to be issued (including, without limitation, the Class C Common Stock and Class D Common Stock), and any and all securities of any kind whatsoever of the Company which may be exchanged for or converted into Common Stock, and any and all securities of any kind whatsoever of the Company which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

     "Communications Act" shall mean the Communications Act of 1934, as amended, and the rules and regulations (including those issued by the FCC) promulgated thereunder.

     "Communications License" or "Communications Licenses" shall have the meaning ascribed thereto in Section 2.9(a).

     "Company" shall have the meaning ascribed thereto in the preamble.

     "Company Licensed Intellectual Property" shall have the meaning ascribed thereto in Section 2.15.

     "Company Owned Intellectual Property" shall have the meaning ascribed thereto in Section 2.15.

     "Confidential Information" shall have the meaning ascribed thereto in the Forstmann Little Confidentiality Agreement.

     "Confirmation Order" shall mean the order entered by the Bankruptcy Court in the Bankruptcy Case confirming the Bankruptcy Plan pursuant to
Section 1129 of the Bankruptcy Code. The Confirmation Order shall provide, among other things, that (i) the sale of Common Stock pursuant to this Agreement shall be free and clear of all liens, claims, interests, rights of others or encumbrances of any kind, (ii) an express finding that the Company and each Investor have acted in good faith, and (iii) the issuance of Common Stock to creditors under the Bankruptcy Plan is exempt from registration under the Securities Act.

     "Consents" shall have the meaning ascribed thereto in Section 4.4(a).

     "Contractual Management Rights Letter" shall have the meaning ascribed thereto in Section 4.6(b).

     "Conversion Shares" shall mean shares of Class A Common Stock issuable upon conversion of the Class C Common Stock and Class D Common Stock into Class A Common Stock pursuant to the Amended and Restated Certificate of Incorporation, and any and all securities of any kind whatsoever of the Company which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Class A Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

     "Customer Base" shall mean those Persons to which the Company or the Subsidiaries provide telecommunications service.

     "DGCL" shall mean the Delaware General Corporation Law.

     "Encumbrance" shall mean, with respect to any Person, any mortgage, lien, pledge, charge, claim, option, proxy, voting trust, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

     "Environmental Law" shall mean any foreign, federal, state or local law, statute, regulation, rule, ordinance, decree, or any other requirement of law (including common law) regulating or relating to the protection of human health and safety or the environment, including, but not limited to, laws relating to releases or threatened releases of Hazardous Materials into the environment.

     "Environmental Permits" shall mean all federal, state, local and foreign franchises, approvals, authorizations, franchises, licenses, orders, registrations, certificates, filings, variances, notices and other similar permits or rights obtained from any Governmental Entity, related to any Environmental Law.

     "Equity VI" shall mean Forstmann Little & Co. Equity Partnership VI, L.P., a Delaware limited partnership.

     "Equity VII" shall have the meaning ascribed thereto in the preamble.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, which together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such successor federal statute.

     "Expenses" shall have the meaning ascribed thereto in Section 8.2.

     "Expired Policies" shall have the meaning ascribed thereto in Section
2.17.

     "FCC" shall mean the Federal Communications Commission and any successor Governmental Entity.

     "FCC Licenses" shall have the meaning ascribed thereto in Section
2.9(a).

     "Final Order" shall mean an order or determination by the FCC or other regulatory authority (including State PUCs) (w) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadline, if any, provided by applicable statute or regulation, (x) with respect to which no request for stay, motion or petition for reconsideration, application or request for review, or notice of appeal or judicial petition for review that is filed within the period referred to in clause (w) above is pending, (y) as to which the deadlines, if any, for filing such request, motion, petition, application, appeal or notice have expired, and (z) as to which the deadlines, if any, for the entry by the FCC or other regulatory authority of orders staying, reconsidering or reviewing on its own motion such order or determination have expired; provided, however, that if the statutes and rules applicable to the regulatory authority do not specify deadlines for the regulatory authority to enter such orders, this clause
(z) shall not apply to the orders or determinations of that regulatory agency.

     "FL Fund" shall mean FL Fund, L.P., a Delaware limited partnership.

     "Forebearance Agreement" shall mean that certain Forebearance Agreement, by and between the Company, the lenders under the Senior Credit Facility and certain Subsidiaries of the Company, dated December 14, 2001, as in effect as of the date hereof.

     "Foreign Licenses" shall have the meaning ascribed thereto in Section
2.9(a).

     "Foreign Competition Approvals" shall mean all consents, authorizations, approvals, waivers, filings and other actions required by any Governmental Entities related to antitrust or competition Laws in connection with the transactions contemplated by this Agreement and the other transactions documents.

     "Forstmann Little" shall have the meaning ascribed thereto in the preamble.

     "Forstmann Little Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of September 27, 2001, between the Company and FLC XXXI Partnership, L.P., a Delaware limited partnership doing business as Forstmann Little & Co., which is an affiliate of Forstmann Little.

     "GAAP" shall have the meaning ascribed thereto in Section 2.5.

     "Governmental Entity" shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

     "Guaranty" shall mean, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing (whether by reason of being a general partner of a partnership or otherwise) any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such indebtedness or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof. In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

     "Hazardous Materials" shall mean any substance or material that is classified or regulated as "hazardous" or "toxic" or similar designation pursuant to any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, petroleum and urea-formaldehyde insulation.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     "Indebtedness" shall mean, with respect to any Person , at any time, without duplication, (a) its liabilities for borrowed money; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases; (d) all liabilities for borrowed money secured by any Encumbrance with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (f) Swaps of such Person; and
(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

     "Intellectual Property" shall mean the United States and foreign trademarks, service marks, trade names, trade dress, domain names, logos, business and product names, and slogans including registrations and applications to register or renew the registration of any of the foregoing; copyrights and registrations or renewals thereof; United States and foreign letters patent and patent applications, including all reissues, continuations, divisions, continuations-in-part or renewals or extensions thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential business and technical information; software and computer programs of any kind whatsoever (including without limitation all modeling software in both source code and object code versions) and all documentation relating thereto; Internet websites; mask works and other semiconductor chip rights and registrations or renewals thereof; and all other intellectual property and proprietary rights, tangible embodiments of any of the foregoing (in any form or medium including electronic media), and licenses of any of the foregoing.

     "Investment" shall have the meaning ascribed thereto in Section 1.1.

     "Investor Covered Person" shall have the meaning ascribed thereto in
Section 7.2(a).

     "Investor Press Announcement" shall mean any press releases and public filings made by an Investor between the date hereof and the Closing Date and referring to the Company, the other Investor, this Agreement or any of the other Transaction Documents, or any of the transactions contemplated thereby.

     "Investor Reimbursement Cap" shall have the meaning ascribed thereto in Section 8.2.

     "Investors" shall have the meaning ascribed thereto in the preamble.

     "IRS" shall mean the United States Internal Revenue Service. ---

     "IRU Agreement" shall have the meaning ascribed thereto in Section
2.20(d).

     "Knowledge", with respect to the Company, shall mean the knowledge of Daniel F. Akerson, Noelle Beams, Gary D. Begeman, Douglas Carter, Peter Campbell, Mark Coppersmith, Nathaniel Davis, Mark Faris, Reese Feuerman, Nancy Gofus, Scott Macleod, Cathy Massey, Richard Montfort, Wayne Rehberger, Michael Ruley, R. Gerard Salemme, Charles Sackley, Laura Thomas and Joseph Zarella or any such persons and the knowledge that any of the foregoing persons would have after due and reasonable inquiry and investigation.

     "Laws" shall mean all foreign, federal, state, and local laws, statutes, ordinances, rules, regulations, orders, judgments, decrees and bodies of law.

     "Licenses" shall have the meaning ascribed thereto in Section 2.10.

     "Litigation" shall have the meaning ascribed thereto in Section
2.7(a).

     "Local Authorizations" shall have the meaning ascribed thereto in
Section 2.9(a).

     "Losses" shall mean each and all of the following items: claims, losses, (including, without limitation, losses of earnings) liabilities, obligations, payments, damages (actual or punitive but not consequential), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, Litigation, demands, assessments and fees, expenses and disbursements of counsel, consultants and other experts).

     "Management Shares" shall have the meaning ascribed thereto in Section
4.19.

     "Material Adverse Effect" shall have the meaning ascribed thereto in
Section 5.2(r).

     "Material Terms" shall have the meaning ascribed thereto in Section 4.1(b)(x).

     "MBO VII" shall mean Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership VII, L.P., a Delaware limited partnership.

     "MBO VIII" shall have the meaning ascribed thereto in the preamble.

     "Network Facilities" shall have the meaning ascribed thereto in
Section 2.20(b).

     "Network Maps" shall have the meaning ascribed thereto in Section
2.20(a).

     "New Capitalization" shall mean the total capitalization of the Company as set forth on Exhibit A hereto, including, without limitation, the Management Shares, but excluding shares of Class A Common Stock issued or issuable upon exercise of options issued under the New Employee Stock Option Plan.

     "New Common Shares" shall have the meaning ascribed thereto in Section
1.1.

     "New Employee Stock Option Plan" shall mean a stock option plan having terms and conditions outlined in Exhibit H hereto, and otherwise reasonably satisfactory in form and substance to each of the Investors.

     "New Forstmann Little Shares" shall have the meaning ascribed thereto in Section 1.1.

     "New Outstanding Equity" shall mean the total outstanding equity securities of the Company immediately after giving effect to the Restructuring and the Investment, excluding any options outstanding under a New Employee Stock Option Plan approved by the Investors, but including but not limited to, all outstanding Common Stock.

     "New Policy" shall have the meaning ascribed thereto in Section
4.1(b)(x).

     "New Telmex Shares" shall have the meaning ascribed thereto in Section
1.1.

     "Nextlink" shall mean NEXTLINK Communications, Inc., a Delaware Corporation and the predecessor to the Company.

     "1999 Stock Purchase Agreement" shall mean the Stock Purchase Agreement, dated as of December 7, 1999, by and between Equity VI, MBO VII, FL Fund, and Nextlink.

     "NMS" shall have the meaning ascribed thereto in Section 4.5.

     "Old Policy" shall have the meaning ascribed thereto in Section
4.1(b)(x).

     "Operational Plan" shall mean the revised financial projections and business plan prepared by the Company and its advisors for presentation to the lenders under the Bank Credit Facility, a copy of which has been provided by the Company to each of the Investors.

     "Ordinary Course Litigation" shall mean Litigation arising in the ordinary course of business of the Company and the Subsidiaries relating to the business and operations of the Company and the Subsidiaries which satisfies all of the following criteria:

     (i) Such Litigation which would not, or would not reasonably be expected to have, either individually or in the aggregate, (x) a Material Adverse Effect or (y) a material adverse effect upon any officer or director of the Company or upon either Investor or any Affiliate, officer, director, manager, partner, member, stockholder, employee, representative, attorney or agent of either Investor;

     (ii) The plaintiffs, claimants or other Persons commencing or pursuing such Litigation do not include any direct or indirect stockholders of the Company or of any Subsidiary or any representatives of any such stockholders suing in such capacity;

     (iii) Such Litigation is not, and does not include, in whole or in part, a derivative or similar claim or action brought by or on behalf of, or in the name of, the Company or any Subsidiary;

     (iv) Such Litigation does not arise out of or relate to, in whole or in part, the governance or securities regulatory disclosure practices of the Company, the direct or indirect purchase or sale of any debt or equity securities of the Company or any Subsidiary, the Investment or the Restructuring Transaction; and

     (v) Such Litigation does not include, in whole or in part, any claim or allegation of (i) breach of fiduciary duty by the Company or any director, officer, employee or stockholder of the Company or (ii) breach of any federal, state or foreign securities or blue sky laws.

     "Permitted Encumbrances" shall mean: any Encumbrance (x) permitted under the Bank Credit Facility, (y) permitted under any Amended Bank Credit Facility, or (z) securing Indebtedness ranking pari passu with the Bank Credit Facility or any Amended Bank Credit Facility.

     "Person" shall mean any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

     "Plan" shall mean each collective bargaining agreement, employment agreement or severance agreement, and any bonus, pension, post-retirement benefit, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dental or other plan, arrangement or understanding providing compensation or benefits generally to current employees, officers, independent contractors, or directors of the Company or any of the Subsidiaries, including without limitation, the Retention Bonus Plan and all other plans, agreements, arrangements and understandings set forth on Schedule 2.14(a)(i).

     "Preferred Stock" shall have the meaning ascribed thereto in Section
2.3.

     "Pre-negotiated Plan" shall have the meaning ascribed thereto in
Section 4.12(a)(iii).

     "Prepackaged Approach" shall have the meaning ascribed thereto in
Section 4.12(a)(ii).

     "Prepackaged Plan" shall have the meaning ascribed thereto in Section 4.12(a)(i)(B).

     "Proposal" shall have the meaning ascribed thereto in Section 4.13(a).

     "Public Debt" shall mean the Company's (a) 12 1/2% Senior Notes due 2006, (b) 9 5/8% Senior Noted due 2007, (c) 9% Senior Noted due 2008, (d) 9.45% Senior Discount Notes due 2008, (e) 10 3/4% Senior Notes due 2008,
(f) 10 3/4% Senior Notes due 2009, (g) 12 1/4% Senior Discount Notes due 2009, (h) 10 1/2% Senior Notes due 2009, (i) 12 1/8% Senior Discount Notes due 2009, (j) 12 3/4% Senior Notes due 2007, and (k) 5 3/4% Convertible Subordinated Notes due 2009.

     "Purchase Price" shall have the meaning ascribed thereto in Section
1.1.

     "Registration Rights Agreement" shall have the meaning ascribed thereto in the recitals.

     "Regulatory Approvals" shall mean all approvals, consents (including consents to assignments of permits and rights of way), waivers, certificates, and other authorizations required to be obtained from the FCC, any State PUCs or any other federal, state, foreign or municipal communications regulatory agency having jurisdiction over the Company's or either Investor's business in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

     "Replacement Policies" shall have the meaning ascribed thereto in
Section 2.17.

     "Required Consents" shall mean such consents or agreements of creditors and security holders as shall be required to effectuate the Restructuring Transaction.

     "Restructuring" shall have the meaning ascribed thereto in Section
4.12(a).

     "Restructuring Transaction" shall mean any transaction, filing, case, action or event or other series of transactions, filings, cases, actions or events (including, without limitation, an exchange offer, a consent solicitation, a Prepackaged Plan, a Pre-negotiated Plan or any other Bankruptcy Case), whereby the completion of which, as evidenced by a Final Order, if applicable, the Company, in all material respects, shall have effectuated the Restructuring.

     "Retention Bonus Plan" shall mean the NEXTLINK Communications, Inc. Change of Control Retention Bonus and Severance Pay Plan, as filed with the SEC as Exhibit 10.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     "SEC" shall mean the United States Securities and Exchange Commission and any successor Governmental Entity.

     "SEC Reports" shall have the meaning ascribed thereto in Section 2.4.

     "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

     "Series A Preferred Stock" shall have the meaning ascribed thereto in
Section 2.3.

     "Series B Preferred Stock" shall have the meaning ascribed thereto in
Section 2.3.

     "Series C Preferred Stock" shall have the meaning ascribed thereto in
Section 2.3.

     "Series D Preferred Stock" shall have the meaning ascribed thereto in
Section 2.3.

     "Series E Preferred Stock" shall have the meaning ascribed thereto in
Section 2.3.

     "Series F Preferred Stock" shall have the meaning ascribed thereto in
Section 2.3.

     "Series G Preferred Stock" shall have the meaning ascribed thereto in
Section 2.3.

     "Series H Preferred Stock" shall have the meaning ascribed thereto in
Section 2.3.

     "Stockholders Agreement" shall have the meaning ascribed thereto in the recitals.

     "Significant Subsidiaries" shall have the meaning ascribed thereto in
Section 2.1(b).

     "State Licenses" shall have the meaning ascribed thereto in Section
2.9(a).

     "State PUCs" shall mean the state and local public service and public utilities commissions and agencies, commissions, and similar bodies performing similar functions.

     "Subsidiaries" shall mean the collective reference to the Significant Subsidiaries and all other direct or indirect subsidiaries of the Company.

     "Swaps" shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.

     "Tax" shall mean any tax, assessment or other governmental charge imposed by any federal, state, provincial, local government or other political subdivision or agency thereof, including any income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, assessment or other governmental charge, including penalties, interest and additions thereto.

     "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     "Telmex" shall have the meaning ascribed thereto in the preamble.

     "Telmex Confidentiality Agreement" shall mean the letter agreement, of even date herewith, between Telmex and the Company, regarding the disclosure of information concerning the Company.

     "Third Party Consents" shall have the meaning ascribed thereto in
Section 2.8.

     "Transaction Documents" shall mean this Agreement, the Amended and Restated Certificate of Incorporation, the Bylaws, the Stockholders Agreement, the Registration Rights Agreement, the Bankruptcy Plan, if applicable, and all other contracts, agreements, schedules, certificates and other documents being delivered pursuant to or in connection with this Agreement.

     "Transaction Fees" shall have the meaning ascribed thereto in Section
5.2(t).

     "Transferring Investor" shall have the meaning ascribed thereto in
Section 8.5(b).

     "2000 Stock Purchase Agreement" shall mean the Stock Purchase Agreement, dated as of June 14, 2000, by and between Equity VI, MBO VII, FL Fund, and Nextlink.

     "2000 10-K" shall have the meaning ascribed thereto in Section 2.1(b).

     "2001 Bonus Plan" shall have the meaning ascribed thereto in Section 4.1(b)(xi).

     (b) For all purposes of this Agreement, unless otherwise expressly provided or unless the context requires otherwise:

          (i) the terms defined in this Section 8.1 and elsewhere in this Agreement may include both the plural and singular, as the context may require;

          (ii) the words "herein", "hereto" and "hereby", and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement;

          (iii) unless otherwise specified, references to Articles, Sections, paragraphs, clauses, subclauses, subparagraphs, Exhibits and Schedules are references to Articles, Sections, paragraphs, clauses, subclauses, subparagraphs, Exhibits and Schedules of this Agreement;

          (iv) the words "including" and "include" and other words of similar import shall be deemed to be followed by the phrase "without limitation";

          (v) any reference herein to a statute, rule or regulation of any governmental entity (or any provision thereof) shall include such statute, rule or regulation (or provision thereof), including any successor thereto, as it may be amended from time to time; and

          (vi) whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

     8.2. Fees and Expenses. The Company shall pay, or cause to be paid, to the Investors, all of their reasonable, documented, out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, all fees and expenses (a) incurred in connection with evaluating such transactions, conducting a due diligence investigation of the Company and the Subsidiaries, negotiating and documenting this Agreement and the other Transaction Documents, taking all actions reasonably necessary or appropriate to consummate such transactions (including, without limitation, the Investment and the Restructuring Transaction) and enforcing any provision of this Agreement or any other Transaction Document, (b) of law firms, investment banking firms, accountants, public relations firms, experts, consultants and all other Persons engaged by an Investor and (c) incurred in connection with any regulatory filings, including filings under the HSR Act, the Communications Act, the Securities Act and the Exchange Act, any foreign antitrust or competition Laws and with the State PUCs and non-U.S. regulatory authorities (collectively "Expenses"); provided that the Company shall have no obligation to reimburse the Investors for any Expenses pursuant to this
Section 8.2 in an amount in excess of $14,000,000 in the aggregate (the "Investor Reimbursement Cap"), except that Expenses (including, without limitation, legal fees) incurred by the Investors in enforcing any provision of this Agreement or any other Transaction Document shall not be subject to the Investor Reimbursement Cap. Subject to approval of the Bankruptcy Court, if applicable, the Company shall pay Expenses to an Investor promptly following receipt by the Company of documentation for any such Expenses, which such Investor may, at its option, deliver to the Company on an "as-incurred" basis.

     8.3. Restrictive Legends. No New Common Shares may be transferred without registration under the Securities Act and applicable state securities laws unless counsel to the Company shall advise the Company that such transfer may be effected without such registration. Each certificate representing any of the foregoing shall bear legends in substantially the following form:

           THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

     8.4. Further Assurances. At any time or from time to time after the Closing, the Company, on the one hand, and each Investor, on the other hand, agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby or by the other Transaction Documents and to otherwise carry out the intent of the parties hereunder or thereunder.

     8.5. Successors and Assigns. (a) This Agreement shall bind and inure to the benefit of the Company and each Investor and their respective successors, permitted assigns, heirs and personal representatives, provided that the Company may not assign its rights or obligations under this Agreement to any Person without the prior written consent of each Investor, and provided, further, that neither Investor may assign its rights or obligations under this Agreement to any Person without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed; provided, further, that notwithstanding the foregoing, either Investor may assign its rights and obligations hereunder to one of its Affiliates; provided, that no such assignment to an Affiliate shall release the party making such assignment from any of its obligations under this Agreement. For the purpose of clarity, the Company may withhold consent to any transfer by either Investor to any Person (including without limitation, an Affiliate of such Investor), if such assignment would reasonably be expected to result in the Company incurring a significant delay in obtaining the Regulatory Approvals.

     (b) Notwithstanding anything to the contrary contained in Section 8.5(a) or elsewhere in this Agreement, if (i) one Investor (but not both Investors) terminates this Agreement pursuant to Section 6.1(b), 6.1(c), 6.1(d), 6.1(e), 6.1(i) or 6.1(n) or (ii) the Company proposes to terminate this Agreement pursuant to Section 6.1(l) as a result of a breach of a representation, warranty, covenant or other agreement made by one Investor in this Agreement, the non-terminating Investor in the case of clause (i) above and the non-breaching Investor in the case of clause (ii) above (such non-terminating Investor or such non-breaching Investor, the "Assuming Investor") shall have the right, in its sole discretion, without the consent of the terminating Investor in the case of clause (i) above or the breaching Investor in the case of clause (ii) above (such terminating Investor or such breaching Investor, the "Transferring Investor") or, in the case of clauses (i) and (ii) above, the Company, to assume the rights and obligations of the Transferring Investor under this Agreement and the other Transaction Documents to which it is a party and, except as expressly provided in Section 6.1(j), the Company shall have no right to terminate this Agreement or any other Transaction Document solely as a result thereof; provided, however, that an Assuming Investor shall have no obligation or liability to the Company or any other Person for any breach by the Transferring Investor of any representation, warranty, covenant or agreement made by such Transferring Investor pursuant to this Agreement or any other Transaction Document; and provided further that the Company shall have no right to terminate this Agreement as a result of any breach by the Assuming Investor of any representation, warranty, covenant or agreement made by such Assuming Investor pursuant to this Agreement or any other Transaction Document which breach arises solely as a result of the termination of this Agreement by the Transferring Investor.

     8.6. Entire Agreement. This Agreement and the other Transaction Documents and paragraph 4 of the Letter Agreement, dated November 21, 2001, between Telmex and Forstmann Little & Co. contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto; provided, that the Forstmann Little Confidentiality Agreement and the Telmex Confidentiality Agreement will remain in full force and effect in accordance with their terms.

     8.7. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

                    (i)  if to the Company, to:

                         XO Communications, Inc.
                         11111 Sunset Hills Road
                         Reston, VA 20190
                         Attn: Gary D. Begeman,
                         Esq.


                         with a copy to:

                         Willkie Farr & Gallagher
                         787 Seventh Avenue
                         New York, NY 10019
                         Telecopy:(212) 728-8111
                         Attn: Bruce R. Kraus, Esq.

                    (ii) if to Forstmann Little, to:

                         c/o Forstmann Little & Co.
                         767 Fifth Avenue
                         New York, NY  10153
                         Attention:  Sandra J. Horbach

                         with a copy to:

                         Fried, Frank, Harris, Shriver & Jacobson
                         One New York Plaza
                         New York, NY  10004
                         Telecopy:  (212) 859-4000
                         Attention:  Stephen Fraidin, Esq.

                    (iii)if to Telmex, to:

                         Telefonos de Mexico, S.A. de C.V.
                         Parque Via 190, Piso 10
                         Colonia Cuauhtemoc
                         06599 Mexico, D.F.
                         Attention:  Lic. Javier Mondragon Alarcon

                         with a copy to:

                         Latham & Watkins
                         885 Third Avenue
                         Suite 1000
                         New York, NY  10022-4802
                         Telecopy:  (212) 751-4864
                         Attention:  Charles M. Nathan, Esq.

     All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice). Any notice delivered by any party hereto to any other party hereto shall also be delivered to each other party hereto simultaneously with delivery to the first party receiving such notice.

     8.8. Amendments. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, in a writing executed and delivered by the Company and each Investor. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

     8.9. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     8.10. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

     8.11. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, OTHER THAN THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

     8.12. Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in New Castle County, for any Litigation arising out of or relating to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (and agrees not to commence any Litigation relating hereto or thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America, in each case located in the New Castle County, hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

     8.13. Waiver Of Jury Trial. THE COMPANY AND THE INVESTORS HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

     8.14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Investors

FORSTMANN LITTLE & CO. EQUITY PARTNERSHIP VII, L.P.

By:  FLC XXXII Partnership, L.P.
     its general partner


By:  /s/ Sandra J. Horbach
     --------------------------------
     Name:  Sandra J. Horbach
     Title: General Partner



FORSTMANN LITTLE & CO. SUBORDINATED DEBT AND EQUITY MANAGEMENT BUYOUT PARTNERSHIP VIII, L.P.

By:  FLC XXXIII Partnership, L.P.
     its general partner



By:  /s/ Sandra J. Horbach
     --------------------------------
     Name:  Sandra J. Horbach
     Title: General Partner



TELEFONOS DE MEXICO, S.A. DE C.V.



By:  /s/ Francisco Javier Mondragon
     --------------------------------
     Name:  Francisco Javier Mondragon
     Title: General Counsel

                                 XO COMMUNICATIONS, INC.



                                 By: /s/ Daniel F. Akerson
                                    -----------------------------------
                                    Name:  Daniel F. Akerson
                                    Title: Chairman and Chief Executive
                                           Officer

                                                                  Exhibit A
                                                                  ---------

                           The New Capitalization

     Upon Closing, the complete capitalization of the Company, after giving effect to (i) the Restructuring, (ii) the issuance of the Management Shares and (iii) the other transactions contemplated by the Stock Purchase Agreement of which this Exhibit is a part and to which it is attached, but excluding any options issued under the New Employee Stock Option Plan or any shares of Class A Common Stock issued or issueable upon exercise of such options, shall be as follows:


------------------------------- --------------------------------------------------- -------------------------
                                                      AMOUNT                           OWNERSHIP OF THE
                                                                                           COMPANY(1)
------------------------------- --------------------------------------------------- -------------------------
Unrestricted Cash               If the Closing occurs at any time during a period                        ---
                                specified below, the Company's unrestricted cash
                                upon Closing shall not be less than the amount
                                set forth opposite such period:(2)

                                Period                     Unrestricted Cash

                                From the date hereof
                                through and including
                                March 31, 2002             $486 million

                                From April 1, 2002
                                through and including
                                June 30, 2002              $335 million

                                From July 1, 2002
                                through and including
                                September 30, 2002         $192 million

                                From October 1, 2002
                                through and including
                                the Closing                 $70 million
------------------------------- --------------------------------------------------- -------------------------
Aggregate Indebtedness(3)                                   Not to exceed $1.034 billion                 ---
------------------------------- --------------------------------------------------- -------------------------
Forstmann Little's New                                     $400 million                                40.00%
Equity (79,999,998 shares
of Class A Common Stock
and two shares of Class D
Common Stock)
------------------------------- --------------------------------------------------- -------------------------
Telmex's New Equity                                        $400 million                                40.00%
(80,000,000 shares
of Class C Common Stock)
------------------------------- --------------------------------------------------- -------------------------
Management Shares (up to                     approximately $7.0 million(5)                              2.00%(6)
4,000,000 shares of Class E
Common Stock)(4)
------------------------------- --------------------------------------------------- -------------------------
Other Equity Holders                                       $180 million(7)                             18.00%
(up to 36,000,000 shares
shares of Class A Common Stock)
------------------------------- --------------------------------------------------- -------------------------

-------------------------------

1    Without giving effect to New Employee Stock Option Plan.

2 The amounts set forth below are exclusive of any and all Transaction Fees payable during such period, provided that in no event shall the total aggregate amount of all Transaction Fees exceed the amount set forth in Section 5.2(t).

3 For purposes of this Exhibit A, "Indebtedness" means all indebtedness of the Company and its subsidiaries for borrowed money and all liabilities appearing on the Company's balance sheet in accordance with GAAP in respect of Capital Leases. "Indebtedness" does not include intercompany debt or accrued interest.

4 See generally Exhibit G for the rights and preferences of the Class E Common Stock.

5    This figure is subject to change within the range set forth on Exhibit
     G. Any change to this figure may affect the percentage of the outstanding Common Stock represented by the Management Shares and the percentage of the outstanding Common Stock acquired by Forstmann Little and Telmex in the Investment but shall not effect the percentage of the outstanding Common Stock allocable to the other equity holders as set forth above.

6    See footnote no. 5 above.

7    Implied valuation.


                                                                  Exhibit F
                                                                  ---------

                    Contractual Management Rights Letter



XO Communications, Inc.
11111 Sunset Hills Road
Reston, VA  20190




[Insert date]

[Insert name and address of Investor]



To [Insert name of Investor]:

This letter will confirm our agreement that, effective immediately and continuing for so long as you ("you," or "Investor") hold any equity securities of XO Communications, Inc. (the "Company"), you will be entitled to each of the following contractual management rights relating to the Company (collectively, the "Management Rights"):

(1) Investor shall be entitled to routinely consult with and advise management of the Company with respect to the Company's business and financial matters, including management's proposed annual operating plans, and management will meet regularly during each year with representatives of Investor (the "Representatives") at the Company's facilities at mutually agreeable times for such consultation and advice, including to review progress in achieving said plans. The Company shall give Investor reasonable advance written notice of any significant new initiatives or material changes to existing operating plans and shall afford Investor adequate time to meet with management to consult on such initiatives or changes prior to implementation. The Company agrees to give due consideration to the advice given and any proposals made by Investor.

(2) Investor may inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its legal advisors and accountants, including the accountants' work papers, and Investor may make such copies and inspections thereof as Investor may reasonably request. The Company shall furnish Investor with such financial and operating data and other information with respect to the business and properties of the Company as Investor may request. The Company shall permit the Representatives to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto, the principal officers of the Company.

(3) The Company shall, after receiving notice from Investor as to the identity of any Representative, (i) permit a Representative to attend all meetings of the Board of Directors of the Company (the "Board") and all committees thereof as an observer, (ii) provide the Representative advance notice of each such meeting, including such meeting's time and place, at the same time and in the same manner as such notice is provided to the members of the Board (or such committee thereof), (iii) provide the Representative with copies of all materials, including notices, minutes and consents, distributed to the members of the Board (or such committee thereof) at the same time as such materials are distributed to such Board (or such committee thereof) and shall permit the Representative to have the same access to information concerning the business and operations of the Company and (iv) permit the Representative to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, the Board, without voting, and the Board and the Company's officers shall take such proposals or advice seriously and give due consideration thereto. Reasonable costs and expenses incurred by the Representative for the purposes of attending Board (or committee) meetings and conducting other Company business will be paid by the Company.

     Investor agrees, and shall cause each of its Representatives to agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with the exercise of Investor's Management Rights under this letter agreement, unless otherwise required by law or unless such confidential information otherwise becomes publicly available or available to it other than through this letter agreement.

     The rights set forth in this letter agreement are intended to satisfy the requirement of contractual management rights for purposes of qualifying Investor's interests in the Company as venture capital investments for purposes of the Department of Labor's "plan assets" regulations, and in the event that, after the date hereof, as a result of any change in applicable law or regulation or a judicial or administrative interpretation of applicable law or regulation, it is determined that such rights are not satisfactory for such purpose, Investor and the Company shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulations.



                          [signature page follows]

                                             Very truly yours,

                                             XO COMMUNICATIONS, INC.



                                             ---------------------------
                                             By:
                                                ------------------------
                                             Its:
AGREED AND ACCEPTED THIS                         -----------------------
__ day of _______________.

[Insert name of Investor]




--------------------------
By:
   -----------------------
Its:
   -----------------------

                                                                  Exhibit G
                                                                  ---------

                  INVESTOR/MANAGEMENT COMMON STOCK TERMS(1)


----------------------------- ---------------------------------------------
INVESTOR STOCK                To-be-designated (i) Class A Common Stock (to
                              be held by Forstmann Little), (ii) Class C
                              Common Stock (to be held by Telmex) and (iii)
                              Class D Common Stock (to be held by Forstmann
                              Little).(2)

                              The Investor Stock shall have the rights and preferences set forth in the Amended and Restated Certificate of Incorporation.

----------------------------- ---------------------------------------------
MANAGEMENT STOCK              To-be-designated Class E Common Stock, par
                              value $0.01 per share. The Management Stock
                              will be issued to certain agreed upon members
                              of management of the Company (collectively
                              "Eligible Management Members"). It is
                              intended that the Management Stock shall have
                              the rights and preferences set forth herein
                              and, to the extent mutually agreed among the
                              parties to the Stock Purchase Agreement, in
                              the Amended and Restated Certificate of
                              Incorporation.
----------------------------- ---------------------------------------------
NUMBER OF SHARES              o         Class A Common (Forstmann Little):
OF EACH CLASS                           79,999,998 shares

                              o         Class C Common (Telmex): 80,000,000
                                        shares

                              o         Class D Common (Forstmann Little):
                                        2 shares

                              o         Class E Common (Eligible Management
                                        Members): 4,000,000 shares(3)
----------------------------- ---------------------------------------------
PURCHASE PRICE                The Investors shall purchase shares of
                              Investor Stock for $5.00 per share in cash
                              (the "Investor Stock Purchase Price").
                              Management shall have the right, but not the
                              obligation, to purchase shares of Management
                              Stock for cash at a price equal to
                              approximately one-third of the Investor Stock
                              Purchase Price (the "Management Stock
                              Purchase Price" and together with the
                              Investor Stock Purchase Price, the "Aggregate
                              Stock Purchase Price").
----------------------------- ---------------------------------------------
CLOSING                       Any purchase by Eligible Management Members
                              of Management Stock shall close
                              simultaneously with the Closing of the
                              Investment.
----------------------------- ---------------------------------------------
VESTING OF CERTAIN RIGHTS     Certain rights of the holders of Management
                              Stock shall vest over time in accordance with
                              a schedule and subject to such conditions as
                              shall be mutually agreed among the parties to
                              the Stock Purchase Agreement prior to the
                              Closing.
----------------------------- ---------------------------------------------
VOTING RIGHTS                 All shares of Investor Stock and Management
                              Stock shall have one vote per share. The
                              classes of Investor Stock shall have the
                              special voting and other rights and
                              preferences set forth in the Amended and
                              Restated Certificate of Incorporation.
                              Otherwise the Investor Stock and the
                              Management Stock shall have the same voting
                              rights and shall vote together as a single
                              class.
----------------------------- ---------------------------------------------
DIVIDENDS                     The Investor Stock and the Management Stock
                              shall receive dividends in a ratio
                              approximately equal to the ratio between the
                              Investor Stock Purchase Price and the
                              Management Stock Purchase Price.
----------------------------- ---------------------------------------------
LIQUIDATION                   Upon liquidation, the net assets of the
                              Company shall be distributed pro rata to the Company's stockholders such that each holder of Investor Stock and of Management Stock shall receive:

                              o First, the lesser of (i) the amount of the Investor Stock Purchase Price or Management Stock Purchase Price paid in respect of such Investor Stock or Management Stock or (ii) net assets of the Company in a ratio approximately equal to the ratio between the Investor Stock Purchase Price and the
                                        Management Stock Purchase Price;

                              o         Second, each holder of Investor
                                        Stock shall receive net assets
                                        proportionate to its pro rata share
                                        of the difference between the
                                        Investor Stock Purchase Price and
                                        the Management Stock Purchase
                                        Price; and

                              o         Third, each stockholder of the
                                        Company shall receive its pro rata
                                        portion of the remaining net assets
                                        of the Company.
----------------------------- ---------------------------------------------
NON-TRANSFERABILITY           The Management Stock may not be transferred,
                              pledged or otherwise disposed of except for
                              (i) transfers upon death to an heir, (ii) transfers back to the Company and (iii) such additional permissible transfers as may be mutually agreed among the parties to the Stock Purchase Agreement prior to the Closing.

                              In addition, shares of Class A Common Stock into which Management Stock shall be converted may be subject to transfer restrictions to be mutually agreed among the parties to the Stock Purchase Agreement prior to the Closing.

                              The Investor Stock shall be transferable in
                              accordance with the terms of the Stockholders
                              Agreement.
----------------------------- ---------------------------------------------
CONVERSION TO MANAGEMENT
STOCK TO CLASS A COMMON
STOCK
----------------------------- ---------------------------------------------
Voluntary Conversion          Each share of Management Stock shall be
                              convertible, at any time at the option of the
                              holder, into shares of Class A Common Stock
                              at the Conversion Ratio (as hereinafter
                              defined).
----------------------------- ---------------------------------------------
Mandatory Conversion          All shares of Management Stock or such
of all Shares of              portion of such shares as shall be
Management Stock              determined by a majority of the Board of
                              Directors shall automatically be converted into shares of Class A Common Stock at the Conversion Ratio upon the occurrence of certain events. These events shall include, but may not be limited to, the following:

                              1.        a Major Event (as defined in the
                                        Stockholders Agreement)

                              2.        the sale by either Investor of 50%
                                        or more of the shares of Investor
                                        Stock acquired by such Investor
                                        under the Stock Purchase Agreement

                              3.        the sale by both Investors of 50%
                                        or more of the aggregate number of
                                        shares of Investor Stock acquired
                                        by the Investors pursuant to the
                                        Stock Purchase Agreement (the sales
                                        referred to in item no. 2 above and
                                        this item no. 3 being hereinafter
                                        referred to as a "Major Investor
                                        Sale")

                              4.        when the public trading price of
                                        the Class A Common Stock exceeds an
                                        agreed upon price for an agreed
                                        upon trading period

                              5.        the vote of a majority of the Board
                                        of Directors

                              6.        the vote of a majority of the
                                        members of the Executive Committee
                                        of the Board of Directors

                              7.        upon a date to be mutually agreed
                                        among the parties to the Stock
                                        Purchase Agreement prior to the
                                        Closing.
----------------------------- ---------------------------------------------
Automatic Conversion Upon     A share of Management Stock shall
Prohibited Transfer           automatically be converted into shares of
                              Class A Common Stock at the Conversion Ratio
                              upon any prohibited transfer of such share.
----------------------------- ---------------------------------------------
CONVERSION RATIO              A ratio or ratios to be mutually agreed among
                              the parties to the Stock Purchase Agreement
                              prior to the Closing, provided that in no
                              event shall any conversion ratio be greater
                              than 1.00:1.00 (the "Conversion Ratio"). The
                              conversion ratio may vary based upon the
                              event or circumstance causing such
                              conversion.
----------------------------- ---------------------------------------------
DRAG-ALONG RIGHTS             The Management Stock shall be subject to
                              customary drag-along rights in the event of a
                              Major Event or a Major Investor Sale
----------------------------- ---------------------------------------------
TAG-ALONG RIGHTS              The Management Stock shall have customary
                              tag-along rights in the event of a Major
                              Event or Major Investor Sale.
----------------------------- ---------------------------------------------
REGISTRATION RIGHTS           Eligible Management Members shall have
                              customary piggyback (but not demand)
                              registration rights with respect to
                              Management Stock, subject to customary
                              indemnification, cutback and similar
                              provisions.
----------------------------- ---------------------------------------------
REPURCHASE                    Management Stock may be repurchased by the
                              Company or the Investors from an Eligible
                              Management Member under certain circumstances
                              to be specified, including, but not limited
                              to, employee termination, death or
                              disability, at prices and upon terms and
                              subject to conditions to be mutually agreed
                              among the parties to the Stock Purchase
                              Agreement prior to the Closing.
----------------------------- ---------------------------------------------
DOCUMENTATION                 The purchase by Eligible Management Members
                              of Management Stock shall be pursuant to subscription agreements between the Company and each Eligible Management Member purchasing Management Stock containing customary terms and conditions to be mutually agreed among the parties to the Stock
                              Purchase Agreement prior to the Closing.

                              The Company will use its reasonable best efforts to enter into subscription agreements with such Eligible Management Members on or prior to the filing of the Bankruptcy Case; provided, however, that the purchase by Eligible Management Members of Management Stock shall close simultaneously with the Closing of the Investment.



-----------------------

1 THIS EXHIBIT G IS SUBJECT TO SECTION 4.19(b) OF THE STOCK PURCHASE AGREEMENT. The following sets forth only the indicative terms of the Class E Common Stock. The definitive terms of such stock, which will be set forth in the Amended and Restated Certificate of Incorporation, may differ from the indicative terms set forth herein. Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein and defined in the Stock Purchase Agreement, to which this Exhibit G is an Exhibit, shall be used herein as therein defined.

2 Some shares of the Company's Class A Common Stock may remain outstanding after the Closing of the Investment. All shares of the Company's Class B Common Stock shall be cancelled in connection with the Restructuring.

3 This number of shares is based upon an investment of approximately $7 million by the Eligible Management Members. The amount of such investment may vary between approximately $7 million and $8 million.

                                                                  Exhibit H
                                                                  ---------

                       New Employee Stock Option Plan


     Concurrent with the Closing of the Investment and the Restructuring, the Company shall have authorized and implemented an Employee Stock Option Plan (the "New Option Plan") providing for the grant of options (which may be non-qualified options or incentive stock options, as recommended by management and approved by the Investors, which approval shall not be unreasonably withheld) (the "New Options") to purchase shares of Class A Common Stock in an amount up to 5.0% of the Common Stock outstanding after giving effect to the issuance of Common Stock in connection with the Investment and the Restructuring (including the Management Shares but excluding any Common Stock issuable pursuant to the New Options) (the "Outstanding Common Stock"). Shares of Class A Common Stock subject to New Options granted pursuant to the New Option Plan shall be in addition to the Management Shares as contemplated by Exhibit H to the Stock Purchase Agreement.

     The New Options shall have the following terms in addition to the terms contemplated by the New Option Plan (which shall contain commercially reasonable terms to be recommended by Company management and approved by the Investors (such approval not to be unreasonably withheld)):

     Grant Date:              The first set of New Options (the
                              "Initial Options") shall be granted as of the later of (i) the Closing Date and (ii) if the Company is "publicly held" (as defined in the regulations (the "Regulations") promulgated under Section 162(m) of the Code) immediately following the Closing, the date on which stockholder approval has been obtained such that the New Options constitute "qualified performance-based compensation" (as defined in the Regulations); subsequent New Options shall be granted from time to time thereafter.

     Exercise Price:          The exercise price for the Initial
                              Options shall be $5.00 per share and the exercise price for any subsequently-granted
                              New Options shall be the fair market value of the Common Stock on the date of grant.

     Grantees:                Employees of the Company to be recommended by
                              Company management and approved by the
                              Investors (such approval not to be
                              unreasonably withheld); grants to be made (i) by the Company's compensation committee or
                              (ii) if the Company is "publicly held" (as defined in the Regulations), by a committee of two or more "outside directors" (as defined in the Regulations).

     Vesting: 25% of the Initial Options shall vest on the Closing Date and 25% of the Initial Options shall vest on each of the first, second and third anniversaries of the Closing Date, with the allocation of such vested options among the employees as recommended by the Company management and as approved by the Investors (such approval not to be unreasonably withheld); 25% of any subsequently-granted New Options shall vest on the grant date and 25% on each of the first, second and third anniversaries thereof.

     Term of Options:         10 years